Exhibit 99.1

UNITED STATES BANKRUPTCY COURT

SOUTHERN DISTRICT OF NEW YORK

In re:	Chapter 11 Case No.

Lehman Brothers Holdings Inc., et al.,	08-13555 (JMP) Jointly Administered

Debtors.

BALANCE SHEETS

AS OF DECEMBER 31, 2012

MANAGEMENT’S DISCUSSION AND ANALYSIS

AND ACCOMPANYING SCHEDULES

DEBTORS’ ADDRESS:	LEHMAN BROTHERS HOLDINGS INC. c/o WILLIAM J. FOX 1271 AVENUE OF THE AMERICAS 40th FLOOR NEW YORK, NY 10020

DEBTORS’ ATTORNEYS:	WEIL, GOTSHAL & MANGES LLP c/o HARVEY R. MILLER, LORI R. FIFE 767 FIFTH AVENUE NEW YORK, NY 10153

REPORT PREPARER:	LEHMAN BROTHERS HOLDINGS INC., AS PLAN ADMINISTRATOR

Date: March 27, 2013

Indicate if this is an amended statement by checking here:        AMENDED STATEMENT

TABLE OF CONTENTS

Schedule of Debtors	3

Notes to the Balance Sheets	4
Balance Sheets	17
Management’s Discussion and Analysis:	20
1. Introductory Notes	21
2. Highlights	22
3. Investments and Expenditures	26
4. Asset Sales, Restructurings and Other	27
5. Claims Update	29
6. Litigation Update	31
7. Costs and Expenses	33
8. Appendix A – Glossary of Terms	34

Accompanying Schedules:
Financial Instruments Summary and Activity	35
Commercial Real Estate — By Product Type	36
Commercial Real Estate — By Property Type and Region	37
Loan Portfolio by Maturity Date and Residential Real Estate	38
Private Equity / Principal Investments by Legal Entity and Product Type	39
Derivatives Assets and Liabilities	40
Unfunded Lending and Private Equity / Principal Investments Commitments	41

SCHEDULE OF DEBTORS

The following entities (the “Debtors”) filed for bankruptcy in the United States Bankruptcy Court for Southern District of New York (the “Bankruptcy Court”). On December 6, 2011, the Bankruptcy Court confirmed the modified Third Amended Joint Chapter 11 Plan for Lehman Brothers Holdings Inc. and its Affiliated Debtors (the “Plan”). On March 6, 2012, the “Effective Date” (as defined in the Plan) occurred. The Debtors’ Chapter 11 cases remain open as of the date hereof.

	Case No.	Date Filed
Lehman Brothers Holdings Inc. (“LBHI”)	08-13555	9/15/2008
LB 745 LLC	08-13600	9/16/2008
PAMI Statler Arms LLC	08-13664	9/23/2008
Lehman Brothers Commodity Services Inc. (“LBCS”)	08-13885	10/3/2008
Lehman Brothers Special Financing Inc. (“LBSF”)	08-13888	10/3/2008
Lehman Brothers OTC Derivatives Inc. (“LOTC”)	08-13893	10/3/2008
Lehman Brothers Derivative Products Inc. (“LBDP”)	08-13899	10/5/2008
Lehman Commercial Paper Inc. (“LCPI”)	08-13900	10/5/2008
Lehman Brothers Commercial Corporation (“LBCC”)	08-13901	10/5/2008
Lehman Brothers Financial Products Inc. (“LBFP”)	08-13902	10/5/2008
Lehman Scottish Finance L.P.	08-13904	10/5/2008
CES Aviation LLC	08-13905	10/5/2008
CES Aviation V LLC	08-13906	10/5/2008
CES Aviation IX LLC	08-13907	10/5/2008
East Dover Limited	08-13908	10/5/2008
Luxembourg Residential Properties Loan Finance S.a.r.l	09-10108	1/7/2009
BNC Mortgage LLC	09-10137	1/9/2009
LB Rose Ranch LLC	09-10560	2/9/2009
Structured Asset Securities Corporation	09-10558	2/9/2009
LB 2080 Kalakaua Owners LLC	09-12516	4/23/2009
Merit LLC (“Merit”)	09-17331	12/14/2009
LB Somerset LLC (“LBS”)	09-17503	12/22/2009
LB Preferred Somerset LLC (“LBPS”)	09-17505	12/22/2009

The Company has established an email address to receive questions from readers regarding this presentation. The Company plans to review questions received and for those subjects which the Company determines a response would not (i) violate a confidentiality provision, (ii) place the Company in a competitive or negotiation disadvantage, or (iii) be unduly burdensome, the Company shall endeavor to post a response (maintaining the anonymity of the question origination) on the Epiq website maintained for the Company: www.lehman-docket.com. The Company assumes no obligation to respond to e-mail inquiries. Please provide questions in clear language with document references, and email to QUESTIONS@lehmanholdings.com.

LEHMAN BROTHERS HOLDINGS INC. AND OTHER DEBTORS

AND DEBTOR-CONTROLLED ENTITIES

NOTES TO THE BALANCE SHEETS AS OF DECEMBER 31, 2012

(Unaudited)

Note 1 – Basis of Presentation

The information and data included in the Balance Sheets, the Notes to the Balance Sheets, the Management’s Discussion and Analysis and Accompanying Schedules (collectively, the “Balance Sheets”) are derived from sources available to the Debtors and Debtor-Controlled Entities (collectively, the “Company”). Debtors and Debtor-Controlled Entities refer to those entities that are directly or indirectly controlled by LBHI and exclude, among others, certain entities (such as Lehman Brothers Inc. (“LBI”), Lehman Brothers International (Europe) (“LBIE”) and Lehman Brothers Japan (“LBJ”)) under separate administrations in the U.S. or abroad, including proceedings under the Securities Investor Protection Act. LBHI (on September 15, 2008) and certain Other Debtors (on various dates, each referred to as the respective “Commencement Dates”) filed for protection under Chapter 11 of the Bankruptcy Code and are referred to herein as “Debtors”. The Debtors’ Chapter 11 cases have been consolidated for procedural purposes only and are being jointly administered pursuant to Rule 1015(b) of the Federal Rules of Bankruptcy Procedure. Entities that have not filed for protection under Chapter 11 of the Bankruptcy Code are referred to herein as “Debtor-Controlled Entities”, though they may be a party to other proceedings, including among other things, foreign liquidations or other receiverships. The Company has prepared the Balance Sheets based on the information available to the Company at this time; however, such information may be incomplete and may be materially deficient. The Balance Sheets are not meant to be relied upon as a complete description of the Company, its business, condition (financial or otherwise), results of operations, prospects, assets or liabilities. The Company reserves all rights to revise this report.

The Balance Sheets should be read in conjunction with previously filed 2012+ Cash Flow Estimates, Form 8-K reports as filed with the United States Securities and Exchange Commission (“SEC”) and other filings including the Plan and related Disclosure Statement (the “Disclosure Statement”), dated August 31, 2011, made after the Commencement Date as filed with various regulatory agencies or the Bankruptcy Court by LBHI, Other Debtors and Debtor-Controlled Entities. The 2012+ Cash Flow Estimates reflect the estimated realizable values which differ from the amounts recorded in the Balance Sheets and adjustments (including write-downs and write-offs) may be material and recorded in future Balance Sheets. The Balance Sheets are not prepared in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”).

The Balance Sheets do not reflect normal period-end adjustments, including accruals, that were generally recorded by the Company prior to the filing of the Chapter 11 cases upon review of major accounts as of the end of each quarterly and annual accounting period. The Balance Sheets do not include explanatory footnotes and other disclosures required under GAAP and are not presented in a GAAP-based SEC reporting format. Certain classifications utilized in the Balance Sheets differ from prior report classifications; accordingly amounts may not be comparable. Certain items presented in the Balance Sheets remain under continuing review by the Company and may be accounted for differently in future Balance Sheets. Accordingly, the financial information herein is subject to change and any such change may be material.

The Balance Sheets do not reflect certain off-balance sheet commitments, including, but not limited to, those relating to real estate and private equity partnerships, and other agreements, and contingencies made by the Company.

The Balance Sheets are not audited and will not be subject to audit or review by external auditors at any time in the future.

Note 2 – Use of Estimates

In preparing the Balance Sheets, the Company makes various estimates that affect reported amounts and disclosures. Broadly, those estimates are used in measuring fair values or expected recoverable amounts of certain financial instruments and other assets and establishing claims amounts and various reserves.

Estimates are based on available information and judgment. Therefore, actual results could differ from estimates and may have a material effect on the Balance Sheets thereto. As more information becomes available to the Company, including the outcome of various negotiations, litigation, etc., it is expected that estimates will be revised.

Note 3 – Cash and Short-Term Investments

The Company implemented a new investment policy in August 2012. Cash and short-term investments include demand deposits, interest-bearing deposits with banks, U.S. and foreign money-market funds, U.S. government obligations, U.S. government guaranteed securities, investment grade corporate bonds and commercial paper, and AAA-rated asset-backed securities secured by auto loans and credit card receivables. The majority of the short-term investments mature by December 31, 2013.

Note 4 – Cash and Short-Term Investments Pledged or Restricted

The following table summarizes the components of restricted cash as of December 31, 2012:

	Debtors					Debtor- Controlled	Total Debtors and Debtor- Controlled
($ in millions)	LBHI	LBSF	LCPI	Other	Total	Entities	Entities

Reserves for Claims:
Disputed unsecured claims	$2,010	$2,235	$64	$1,494	$5,803	$-	$5,803
Priority tax claims	2,200	117	0	5	2,322	-	2,322
Distributions on Allowed Claims (not remitted) (1)	130	138	137	8	412	-	412
Secured, Admin, Priority Claims and Other (2)	1,429	41	67	26	1,563	-	1,563

Subtotal, Claims Reserves	5,769	2,531	268	1,532	10,100	-	10,100

Cash pledged to JPMorgan (CDA) (3)	316	-	-	-	316	-	316
Citigroup and HSBC (4)	2,038	-	-	-	2,038	-	2,038
Woodlands and LB Bancorp (5)	-	-	-	-	-	593	593
Other (6)	251	9	48	31	339	115	454

Total	$8,374	$2,540	$315	$1,563	$12,793	$708	$13,501

Totals may not foot due to rounding.

(1)

Represents unpaid Plan distributions to creditors with Allowed Claims of approximately $234 million for distributions held pending resolution on various items described in settlement agreements with certain Non-Controlled Affiliates and approximately $178 million related to (i) claimants who failed to submit the proper taxpayer identification number forms and/or Office of Foreign Asset Control (“OFAC”) forms and (ii) resolution of other open items.

(2)

Represents (i) approximately $1.2 billion reserved at LBHI for a disputed claim with the Federal Home Loan Mortgage Corporation that was asserted with Priority status, (ii) post-petition intercompany payables of $172 million, (iii) secured claims of $90 million, (iv) administrative claims of $28 million, and (v) other administrative activities and other of $65 million.

(3)

Represents $316 million of cash deposited into accounts by LBHI and pledged to JPMorgan (including its affiliates, “JPM”) pursuant to paragraph 6(b) of the Collateral Disposition Agreement (“CDA”) with JPM effective March 31, 2010, related to, but not limited to, clearance exposures and derivative exposures pending resolution of these items.

(4)

Cash deposited on or prior to the Commencement Dates by the Company in connection with certain requests and/or documents executed by the Company and Citigroup Inc. ($2,007 million) and HSBC Bank PLC ($31 million). The Company has recorded reserves against this cash in Secured Claims Payable to Third Parties as of December 31, 2012, since these institutions have asserted claims. The Company is in discussions with HSBC Bank and commenced litigation with Citigroup regarding these deposits; accordingly, adjustments (netting against outstanding claims), which may be material, may be reflected in future Balance Sheets.

(5)

Represents cash at Woodlands Commercial Corporation (“Woodlands”) of $560 million and cash at its parent company, Lehman Brothers Bancorp Inc. (“LBB”), a savings and loan holding company, of $33 million, subject to various regulations and supervision by the Federal Reserve Board of Governors. Following the assignment of the remainder of Aurora’s servicing portfolio and payment to the OCC in satisfaction of its obligations under the April 2011 Consent Order, in March 2013, LBB issued a dividend of Woodlands’ capital stock to LBHI. Subsequently, substantially all of the cash at Woodlands was distributed to LBHI as a dividend.

(6)

Other includes: (i) $105 million related to various pre-petition balances on administrative hold by certain financial institutions, (ii) $116 million related to misdirected wires and other cash received by LBHI for the benefit of third parties and Non-Controlled Affiliates (reported as a payable), (iii) $9 million for cash collected by LBSF on derivatives trades which collateralize notes, and is payable to collateralized noteholders, (iv) cash collected by LCPI on behalf of a third party for $43 million related to a loan participation agreement; (v) $13 million related to collections by LBHI on Intercompany-Only Repurchase transactions for the benefit of LCPI, (vi) $33 million related to cash received by LBHI related to securities transferred to LBHI under the JPM CDA (as defined below) since March 31, 2010 (effective date of the CDA), to secure certain contingent liabilities, and (vii) $135 million primarily related to restrictions as determined in various agreements.

Note 5 – Financial Instruments and Other Inventory Positions

Financial instruments and other inventory positions are presented at fair value except, as described below, for certain Private Equity/Principal Investments and Derivative assets. Fair value is determined by utilizing observable prices or pricing models based on a series of inputs to determine the present value of future cash flows. The fair value measurements used to record the financial instruments described below may not be in compliance with GAAP requirements.

The values of the Company’s financial instruments and other inventory positions (recorded on the Balance Sheets) may be impacted by market conditions. Accordingly, adjustments to recorded values, which may be material, may be reflected in future balance sheets.

Financial instruments include Senior Notes, Mezzanine Notes and retained equity interests owned by LBHI and LCPI (collectively “Securitization Instruments”) that were issued by certain securitization structures (Verano and Kingfisher; collectively, the “Structures”). Prior to the Commencement Dates, these Structures were formed primarily with financial instruments that were sold or participated under loan participation agreements with LBHI Controlled Entities. The Securitization Instruments reflected on LBHI and LCPI’s balance sheets are valued based on the lower of their pro-rata share of (i) fair values of the underlying collateral as of December 31, 2012 or (ii) face value of the notes plus accrued interest, plus (iii) any value related to the retained equity interests. In the third quarter of 2012, the Spruce mezzanine notes held by LBHI were paid in full and the Spruce securitization structure was terminated. Future proceeds resulting from the liquidation of the underlying assets will go directly to LCPI.

The Company has estimated the value of the Securitization Instruments at December 31, 2012 to be approximately $452 million ($125 million owned by LBHI, including $18 million of allocated cash, and $327 million owned by LCPI). The Securitization Instruments are collateralized by collected cash, claims against Non-Controlled Affiliates, and inventory positions.

Certain entities have instituted hedging programs in order to protect (i) the value of certain derivatives transactions that have not been terminated by counterparties, and (ii) against the loss of value from fluctuations in foreign exchange rates in real estate and commercial loans. The cash posted as collateral, net of gains or losses on hedging positions, is reflected for (i) in “Derivatives Receivables and Related Assets” totaling approximately $129 million and for (ii) in “Receivables from Controlled Affiliates and other assets” totaling approximately $42 million, on the Company’s Balance Sheets as of December 31, 2012.

Commercial Real Estate

Commercial Real Estate includes whole loans, real estate owned properties, joint venture equity interests in commercial properties, Archstone Trust (“Archstone”), a privately-held owner, operator, and developer of multifamily apartment properties, and other real estate related investments. The valuations of the commercial real estate portfolio, other than the Company’s Archstone position, utilize pricing models (in some cases provided by third parties), which incorporate estimated future cash flows, including satisfying obligations to third parties, discounted back at rates based on certain market assumptions. In many cases, inputs to the pricing models consider brokers’ opinions of value and third party analyses. The valuation of Archstone was determined based on (i) the contractual cash component received subsequent to December 31, 2102, reduced by various transaction costs and (ii) the respective purchasers’ New York Stock Exchange stock prices at December 31, 2012, adjusted for transaction costs. (Refer to Note 18 – Subsequent Events for additional information).

As of December 31, 2012, the commercial real estate assets of $1.8 billion securing SASCO 2008-C-2, LLC (“SASCO”, a Debtor-Controlled entity) are reflected on LCPI’s Balance Sheet with a corresponding secured receivable recorded by SASCO for approximately $1.8 billion from LCPI. In addition, LBHI and LCPI have recorded an investment in SASCO for the preferred and residual equity interests totaling $2,062 million, reflected in “Investments in Affiliates”. The investment is comprised of: (i) LBHI and LCPI preferred interests of $688 million and $285 million, respectively and (ii) LCPI residual equity interests of $1,089 million. SASCO’s assets and liabilities are reflected on its Balance Sheet.

Loans and Residential Real Estate

Loans primarily consist of commercial term loans and revolving credit facilities with fixed maturity dates and are contingent on certain representations and contractual conditions applicable to each of the various borrowers. Loans are recorded at fair value. Residential Real Estate includes whole loans, real estate owned properties, and other real estate related investments. Valuations for residential real estate assets are based on third party valuations, including observable prices for similar assets, and valuation models utilizing discounted future cash flow estimates.

Under an agreement (approved by the Bankruptcy Court) with an asset manager, effective September 1, 2011 (the “Asset Management Agreement”), the Company engaged the manager for various activities including: (i) to provide active portfolio management with respect to the commercial loans portfolio and (ii) to reduce and monitor unfunded commitments and letter of credit exposures. As of June 29, 2012 the Company engaged a new asset manager to manage the loan portfolio.

Private Equity / Principal Investments

Private Equity/Principal Investments include equity and fixed-income direct investments in companies and general partner and limited partner interests in investment fund vehicles (including private equity) and in related funds. Private equity/principal investments and general partner interests are primarily valued utilizing discounted cash flows, comparable trading and transaction multiples. Publicly listed equity securities are valued at period end quoted prices unless there is a contractual limitation or lock-up on the Company’s ability to sell in which case a discount is applied. Fixed-income principal investments are primarily valued utilizing market trading, comparable spreads and yields, and recovery analysis. Limited partner interests in private equity and hedge funds are valued at the net asset value unless an impairment is assessed. Certain positions are subject to confidentiality restrictions and transfer restrictions for which the Company may need consent from sponsors, general partners and/or portfolio companies in order to (i) share information regarding such positions with prospective buyers and/or (ii) transfer such positions to a buyer.

On December 14, 2011, the Bankruptcy Court authorized the Company to sell its interests in Neuberger Berman Group (“NBG”) to NBG and its employees upon certain terms and conditions. On March 4, 2012, the Company and NBG entered into a redemption agreement and amended the NBG operating agreement (in each case, on terms consistent with the approved motion) to provide for (i) the redemption by NBG of the Company’s preferred equity stake and (ii) the redemption of the Company’s 48% common equity stake in NBG by no later than April 30, 2017, including redemption of up to 10% of NBG’s common equity to be committed to in 2012. The common equity redemptions may be funded through excess cash flow payments, employee deferred compensation and out-of-pocket funds and, in certain circumstances, debt. On March 16, 2012, NBG secured financing and redeemed in full the preferred equity held by the Company with a face value of $814 million, plus a Special Return of 2.5% and accrued preferred return from January 1, 2012 for a total amount of $851 million. The investment in NBG reflects the Company’s remaining common equity investment reduced by NBG’s purchases of equity and other receipts in 2012. The NBG purchase made in the fourth quarter concluded its commitment to redeem up to 10% of NBG’s common equity stake in 2012. The NBG common equity interests are beneficially owned by LBHI and several Debtor-Controlled entities.

In March 2013, pursuant to a negotiation with NBG, 193,492 of the Company’s Class A Units investment in NBG (or approximately 18% of NBG) will be liquidated in consideration of a distribution of $121 million to the Company. An initial installment of approximately $75 million was received in March and the remainder is expected to be received during 2013.

Derivatives Assets and Derivatives Liabilities

Derivatives assets and derivatives liabilities (reflected in Liabilities Subject to Compromise in the Balance Sheets) represent amounts due from/to counterparties related to matured, terminated and open trades and are recorded at expected recovery/claim amounts, net of cash and securities collateral. Recoveries and claims in respect of derivatives are complicated by numerous and unprecedented practical and legal challenges, including: (i) whether counterparties have validly declared termination dates in respect of derivatives and lack of clarity as to the exact date and time when counterparties ascribed values to their derivatives contracts; (ii) counterparties claiming abnormally wide bid-offer spreads and extreme liquidity adjustments resulting from market conditions in effect as of the time when the vast majority of the Company’s derivatives transactions were terminated and whether such market conditions provide the Company with a basis for challenging counterparty valuations; (iii) the enforceability of provisions in derivatives contracts that purport to penalize the defaulting party by way of close-out and valuation mechanics, suspend payments, and structurally subordinate rights of the debtor in relation to transactions with certain special purpose vehicles; and (iv) set-off provisions.

The expected recovery and the expected claim amounts are determined using various models, data sources, and certain assumptions regarding contract provisions. Such amounts reflect the Company’s current estimate of expected values taking into consideration continued analysis of positions taken and valuation assumptions made by counterparties, negotiation and realization history since the beginning of the Chapter 11 cases, and an assessment of the legal uncertainties of certain contract provisions associated with subordination and set off. The Company will continue to review amounts recorded for the derivative assets and liabilities in the future as the Company obtains greater clarity on the issues referred to above including the results of negotiated and/or litigation settlements of allowed claims; accordingly, adjustments (including write-downs and write-offs) which may be material may be recorded in future balance sheets.

Derivative claims are recorded (i) in cases where claims have been resolved, at values agreed by the Company; and (ii) in cases where claims have not been resolved, at expected claim amounts estimated by the Company. Derivative claims recorded by LBSF include (i) JPM claims subsequently subrogated to LBHI under the CDA (defined below) and (ii) LBSF’s obligations under the RACERS swaps.

Note 6 – Subrogated Receivables from Affiliates and Third Parties - JPMorgan Collateral Disposition Agreement

The Company and JPM” entered into a Collateral Disposition Agreement that became effective on March 31, 2010 (the “CDA”). The CDA provided for a provisional settlement of JPM’s claims against the Debtors and LBHI’s subrogation to JPM’s alleged secured claims against LBI and certain other Affiliates. It also provided for the transfer of a portion of the collateral held by JPM that relates to LBHI as subrogee to LBI (the “Subrogated Collateral”). LBHI has receivables as of December 31, 2012 from certain Affiliates of approximately $7.3 billion (the “Subrogated Receivables”), comprised primarily of $5.1 billion from LBI and $1.7 billion from LBSF.

The estimated fair value of the Subrogated Collateral (excluding the RACERS Notes) as of December 31, 2012 totaled approximately $258 million comprising of inventory positions (residential mortgage-backed securities of $146 million and corporate loans of $79 million) and restricted cash of $33 million. As of December 31, 2012, approximately $197 million of cash collected on certain Subrogated Collateral was applied to reduce the LBI subrogated receivable. The ultimate recovery on the Subrogated Receivables will be determined by a number of factors including the distribution percentages by LBI, LBHI, LBSF and LCPI to their respective unsecured creditors, the resolution of the JPM derivatives claim asserted against LBSF and LBHI and the proceeds from the Subrogated Collateral. It is likely that the ultimate recoveries will be substantially less than the total Subrogated Receivables value, and accordingly, adjustments (including write-downs and write-offs) may be material and recorded in future Balance Sheets. In February 2013, LBHI and LBI entered into an agreement to settle all intercompany claims between them (Refer to Note 18 – Subsequent Events for additional information).

Note 7 – Receivables from Controlled Affiliates and Other Assets

Receivables from Controlled Affiliates and Others Assets reflects certain post-petition activities, including: (i) receivables from controlled affiliates for activities amongst Debtors and Debtor-Controlled Entities for intercompany cash transfers (further described below), encumbered inventory, and administrative expense allocations totaling approximately $5.7 billion with the corresponding liability in Payables to Controlled Affiliates and Other Liabilities and (ii) other assets totaling approximately $731 million.

The following table summarizes the main components of Receivables from Controlled Affiliates and Other Assets as of December 31, 2012:

							Total Debtors
	Debtors					Debtor-	and Debtor-
				Other		Controlled	Controlled
$ in millions	LBHI	LCPI	LBSF	Debtors	Total	Entities	Entities
Encumbered Financial Inventory (1)	$-	$339	$-	$-	$339	$1,775	$2,114
Archstone Acquisition Entities (2)	327	997	-	-	1,324	-	1,324
Fundings for tax reserves at LBHI	-	267	221	9	497	268	765
Fundings and other activites (3)	873	(54)	18	44	881	627	1,507

Receivables from Controlled Affiliates	1,200	1,548	238	53	3,040	2,670	5,710

Receivable from Fenway (4)	185	-	-	-	185	-	185
Receivable from non-controlled broker dealers (5)	-	-	-	-	-	50	50
Foreign asset backed securities	31	-	-	-	31	-	31
Receivable from third parties	56	147	-	-	203	76	279
Receivables for unsettled sales of loans at quarter-end	-	26	-	-	26	-	26
Other	54	39	57	11	161	(1)	160

Total Other Assets	326	212	57	11	606	125	731

Total Receivables from Controlled Affiliates and Other Assets	$1,526	$1,760	$295	$64	$3,646	$2,795	$6,441

(1)

Includes: (i) $339 million of assets encumbered to LCPI (comprised of $275 million in “Private Equity/Principal Investments” and $64 million in “Loans and Residential Real Estate”, both reflected on the Financial Instruments Summary and Activity schedule) and (ii) $1,775 million in Debtor-Controlled Entities related to assets encumbered at LCPI for the benefit of SASCO.

(2)	Approximately $1.6 billion has been reclassified from “Due from/Due to Controlled Affiliates” to equity as of December 31, 2012.

(3)

Includes (i) $102 million in LBHI related to the “Modified Settlement with respect to the Variable Funding Trust” [Docket No. 19370], net of a $71 million payment received by LBHI during the quarter ending December 31, 2012, (ii) $285 million receivable in LBHI from Lux Residential Properties Loan Finance SARL, a Debtor, related to the release of security interest in Archstone as a result of the settlement of the Master Forward Agreement with Aurora Bank FSB, and (iii) $486 million primarily related to fundings by LBHI and cost allocations.

(4)

Unsecured claims asserted by LBHI against LCPI based on the Fenway transactions, as disclosed in the Section 6.5 (h) of the Plan, net of $25 million and $20 million payments received by LBHI during the second and third quarters of 2012, respectively, as a result of the distributions under the Plan.

(5)	Third Party Receivables for proceeds from inventory positions sold, but not in the possession of the Company.

Costs Allocation

Administrative expenses related to obligations for certain administrative services and bankruptcy related costs are allocated to significant Debtor and Debtor-Controlled Entities. The methodology for allocating such expenses is under periodic review by the Company, and a revised methodology was implemented for expenses disbursed beginning April 1, 2012 (the “Post-Effective Methodology”), and the resulting allocations are reflected in the accompanying Balance Sheets. The Post-Effective Methodology categorizes and allocates administrative expenses as follows:

(i)

Costs directly attributable to specific legal entities, such as dedicated staff costs and professional fees associated with assets or legal matters which benefit specific legal entities, are directly assigned to the corresponding legal entities;

(ii)

Costs attributable to the support and management of specific asset portfolios, such as asset management staff, professional fees and technology costs to support the asset portfolios, are allocated to legal entities based on the pro rata ownership of inventory within each asset portfolio;

(iii)

Restructuring costs associated with claims mitigation, distributions, and other bankruptcy-related activities are allocated to Debtor legal entities based on a combination of outstanding unresolved claims and cumulative distributions; and

(iv)	All remaining administrative costs are allocated to legal entities based on a combination of net cash receipts, pro rata ownership of inventory, and outstanding unresolved claims.

The Company continually reviews the methodology for allocating costs, and adjustments, which may be material, may be reflected in future Balance Sheets.

The Debtor Allocation Agreement, which became effective on the Effective Date, provided, among other things, for an allowed administrative expense claim of LBSF against LBHI in the amount of $300 million as a credit against any allocation of administrative costs. As a result, LBSF’s allocated costs have been offset against this credit starting with the fourth quarter of 2011. As of December 31, 2012 approximately $210 million has been applied against this credit. For further information on the Debtor Allocation Agreement, refer to Article VI of the Plan.

Intercompany Cash Transfers

Debtors and Debtor-Controlled Entities have engaged in cash transfers and transactions between one another as outlined in the Cash Management Order approved by the Bankruptcy Court. These transfers and transactions are primarily to support activities on behalf of certain Debtors and Debtor-Controlled Entities that may not have adequate liquidity for such things as funding private equity capital calls, restructuring certain investments, or paying operating expenses. For advances above a certain minimum dollar amount, the transferring Debtor is entitled to a promissory note accruing interest at a market rate and where available, collateral to secure the advanced funds. Since September 15, 2008, LBHI has advanced funds to, or incurred expenses on behalf of, certain Debtor-Controlled Entities. Similarly, LBHI and LCPI have received cash on behalf of Other Debtors and Debtor-Controlled Entities, most often in cases where the Other Debtors or Debtor-Controlled Entities have sold an asset and may not have a bank account to hold the proceeds received in the sale.

Encumbered Inventory - Intercompany-Only Repurchase Transactions, RACERS and Fenway

Prior to the Commencement Date, LBHI, ALI and Property Asset Management Inc. (“PAMI”), among others, regularly entered into intercompany financing transactions with LCPI in anticipation of arranging third party financings. Underlying assets related to Intercompany-Only Repurchase Transactions, RACERS (“Racers Assets”) and Fenway (“Fenway Assets” together with the Racers Assets and the Intercompany-Only Repurchase Transactions, collectively “Affected Assets”) were not transferred and were reflected on the Balance Sheets of the originating entity with a corresponding secured payable to LCPI or LBHI.

The Balance Sheets as of December 31, 2011 reflected the alignment of legal title and beneficial ownership for a majority of the Affected Assets. However, certain residential loans, totaling approximately $64 million, have not been transferred as of

December 31, 2012, because the legal ownership is required to be maintained by the originating entity under various legal agreements, and therefore remain encumbered on the Balance Sheet of the originating entity with a corresponding secured payable to LCPI.

Note 8 - Investments in Affiliates

Investments in Affiliates are reflected in the Balance Sheets at book values and Affiliates that incurred cumulative net operating losses in excess of capital contributions are reflected as a negative amount. The earnings or losses of Debtors owned by (i) Other Debtors (e.g. LBCS is a direct subsidiary of LBSF) or (ii) Debtor-Controlled Entities (e.g. LCPI is a direct subsidiary of Lehman ALI Inc., “ALI”) and the earnings or losses of Debtor-Controlled Entities owned by a Debtor (e.g. ALI is a direct subsidiary of LBHI) are not eliminated in the Balance Sheets and as a result, the Investments in Affiliates reflect the earnings or losses of Debtors and certain Debtor-Controlled Entities more than once. Adjustments to Investments in Affiliates may be required in future Balance Sheets (including write-downs and write-offs), as amounts ultimately realized may vary materially from amounts reflected on the Balance Sheets.

Controlled Entities

Investments in Controlled Entities reflect the investment in Aurora Bank FSB (formerly known as Lehman Brothers Bank FSB) (“Aurora”), a wholly owned subsidiary of LBB, which is a wholly owned subsidiary of LBHI, on an equity basis in the amount of $191 million. In June 2012 the Company sold substantially all of Aurora’s assets to third parties. Following the closing of the sale of substantially all of its insured deposits, Aurora will continue to exist as a federal savings bank as it continues to comply with the terms of the April 2011 Consent Order (defined below). The investment in Aurora may be adjusted (including write-downs and write-offs) in future Balance Sheets as amounts ultimately realized may vary materially from the amount reflected on the Balance Sheets due to significant costs to wind down and other potential liabilities.

In connection with the various Aurora asset sales, LBB entered into certain guarantee agreements with the respective purchasers of the Aurora assets. In accordance with terms of those agreements, LBB is potentially liable for an aggregate amount up to a maximum of $100 million, if Aurora fails to perform under its indemnity obligations to the purchasers of its assets. In addition, LBB is required to maintain a minimum stockholders’ equity equal to the maximum liability under the guarantee until termination, to occur upon the earlier of (i) the payment and performance in full of the guaranteed obligations and other amounts payable under the guaranty, (ii) the termination or expiration of all guaranteed obligations in accordance with the terms of the purchase agreements, (iii) the amount of LBB’s liability being reduced to zero, and (iv) the third anniversary of the closing date.

As reported in Aurora’s December 31, 2011 Consolidated Financial Statements, the Department of Justice, other federal regulators and 49 state attorneys general, on February 9, 2012 announced settlement agreements with respect to the resolution of claims regarding certain foreclosure practices with five of the fourteen largest mortgage servicers. Aurora was not a party to those agreements. In addition, on April 13, 2011, the OTS, the OCC and the Federal Reserve Board entered into consent orders with fourteen servicers, including Aurora (the “April 2011 Consent Order”), that identified certain deficiencies in the residential mortgage servicing and foreclosure processes conducted by Aurora and among other things, set forth requirements for compliance with residential mortgage servicing standards and requires an Independent Foreclosure Review consisting of a review by an independent consultant of foreclosure actions and proceedings pending between January 1, 2009 and December 31, 2010 (the “IFR Process”).

On January 7, 2013, the OCC announced an agreement in principle with certain mortgage servicers subject to the April 2011 Consent Order for mortgage servicing deficiencies to resolve the IFR Process.

On February 28, 2013, the OCC issued an Amendment to the April 2011 Consent Order to which Aurora stipulated relating to the January 7, 2013 agreement to resolve the IFR Process. The Amendment to the April 2011 Consent Order requires Aurora to pay $93.2 million in cash and perform certain foreclosure prevention obligations, which the OCC has separately confirmed may be satisfied by the payment of $14.8 million. As of December 31, 2012, Aurora recognized a $108.0 million liability to the OCC in connection with the January 7th agreement in principle, later reflected in an amendment to the April 2011 Consent Order. Satisfaction of the requirements of the Amendment to the April 2011 Consent Order will resolve the IFR Process and release Aurora from monetary penalties under the April 2011 Consent Order subject to certain conditions. On March 7, 2013, Aurora made its required cash payment described above and the OCC has acknowledged that it will immediately take steps to terminate the April 2011 Consent Order and the Amendment to the April 2011 Consent Order.

Although Aurora stipulated to an Amendment to the April 2011 Consent Order with the OCC and expects termination of the April 2011 Consent Order and the Amendment to the April 2011 Consent Order, it is possible that various local, state or federal regulatory agencies, law enforcement authorities, servicing agreement counterparties or other parties may seek compensation, monetary penalties and other forms of relief or penalties from Aurora or Aurora Loan Services LLC relating to foreclosure practices. We are unable to reasonably estimate the possible loss or range of loss arising from claims that may arise from Aurora’s historical mortgage foreclosure practices.

During the first quarter of 2013, Aurora’s Board of Directors approved a series of transactions, subject to the approval by the OCC and related actions by the Federal Reserve Board and FDIC, to facilitate surrender of Aurora’s federal savings bank charter. These transactions include the conversion of Aurora from a federal savings bank to a national bank and the merger of the interim national bank into Aurora Commercial Corp. (“ACC”), a newly formed non-bank subsidiary of LBB. ACC will assume all of Aurora’s remaining assets, liabilities and commitments through the merger. Management of Aurora expects these transactions will be completed during the second quarter of 2013.

Non-Controlled Affiliates

All investments in Non-Controlled Affiliates were written off in 2011 as the Company deemed recovery on these equity investments unlikely to occur due to the bankruptcy proceedings of the entities in their local jurisdictions.

On September 19, 2008, LBI, prior to the commencement of proceedings pursuant to the Securities Investor Protection Act of 1970 (“SIPA”), transferred virtually all of its subsidiaries to ALI, a subsidiary of LBHI, in exchange for paid-in-kind promissory notes (“PIK Notes”). The Company has recorded this transfer as a payable for $350 million as of December 31, 2012 (Refer to Note 18 – Subsequent Events for additional information).

Note 9 – Due from/to Affiliates

Due from/to Affiliates represents (i) receivables for transactions among Debtors, Debtor-Controlled Entities and Non-Controlled Affiliates (separately or collectively, “Affiliates”) and (ii) payables by Debtor-Controlled Entities to Debtors and to Non-Controlled Affiliates. When applicable, these balances reflect cash distributions during the quarter.

The following table summarizes the Due from/to Non-Controlled Affiliates by counterparty for LBHI, LBSF and LCPI as of December 31, 2012:

	LBHI		LBSF (1)		LCPI
$ in millions	Due from	Due to (3)	Due from	Due to (3)	Due from	Due to (3)
Lehman Brothers Treasury Co BV.	$-	$(31,875)	$1,023	$-	$-	$-
Lehman Brothers Finance S.A. (2) (5)	14,325	-	-	(64)	-	-
Lehman Brothers Inc. (2)	12,231	-	2,763	-	112	-
Lehman Brothers Bankhaus A.G.	-	(6,830)	-	(208)	-	(1,342)
Lehman Brothers Asia Holding Limited	6,745	-	-	(27)	-	(182)
LB RE Financing No.2 Limited (6)	-	(6,265)	-	-	-	-
Lehman Brothers Securities NV	-	(4,774)	-	(59)	-	-
LB UK Financing Ltd	3,768	-	-	-	-	-
LB SF No.1 Ltd	-	(2,653)	2	-	-	-
Lehman Brothers (Luxembourg) S.A.	1,006	-	-	-	-	-
Lehman Brothers International (Europe) Inc.	-	(1,009)	-	(705)	26	-
LB Commercial Corp. Asia Limited	1,084	-	15	-	-	(1)
Bamburgh Investments (UK) Limited	1,812	-	-	-	-	-
LB RE Financing No.3 Limited	-	-	575	-	-	-
Lehman Re Limited	-	(385)	-	(20)	-	(388)
LB UK RE Holdings Limited	495	-	15	-	-	(7)
Lehman Brother Japan Inc.	-	(152)	-	(168)	-	-
Other (4)	2,225	(4,564)	54	(166)	197	(365)

Total	$43,690	$ (58,509)	$4,447	$ (1,417)	$335	$ (2,285)

(1)	LBSF payable to Lehman Brothers Bankhaus A.G. (“Bankhaus”) includes approximately $11 million of secured payables reported on the Balance Sheets in Secured Claims Payable to Third Parties.

(2)

Balances with Lehman Brothers Inc. and Lehman Brothers Finance S.A. (“LBF”) reflect historical balances. The Company has not yet entered into a settlement agreement with LBF and the settlement agreement entered into with LBI in February 2013 is still subject to approval by the Court in the LBI proceeding (see Note 18 – Subsequent Events for additional information).

(3)	“Due to” balances with counterparties are reflected in Liabilities Subject to Compromise on the December 31, 2012 Balance Sheets.

(4)	Other includes balances with counterparties that have settled or are being managed by a third party liquidator.

(5)

LBSF posted cash collateral with a derivatives counterparty prior to bankruptcy. After review, it was determined that approximately $300 million was posted on behalf of LBF. Accordingly, an adjustment was recorded to reduce the payable from LBSF to LBF as of June 30, 2012.

(6)	LB RE Financing No.2 Ltd was reclassified from Debtor-Controlled to Non-Controlled Affiliates as of September 30, 2012.

The Balance Sheets do not reflect potential realization or collectability reserves on the Due from Affiliates or an estimate of potential additional payables to Affiliates, as the aforementioned potential reserves or liabilities are not yet determinable. As a result, adjustments (including write-downs and write-offs) to Due from Affiliates may be recorded in future Balance Sheets.

Note 10 – Payables to Controlled Affiliates and Other Liabilities

Payables to Controlled Affiliates and Others Liabilities reflects: (i) payables to controlled affiliates for activities amongst Debtors and Debtor-Controlled Entities for cash transfers, encumbered inventory and administrative expenses allocation totaling approximately $5.7 billion with the corresponding receivables in Receivables from Controlled Affiliates and Other Assets and (ii) other liabilities totaling approximately $761 million. The following table summarizes the main components of Payables to Controlled Affiliates and Other Liabilities as of December 31, 2012:

	Debtors					Debtor- Controlled	Total Debtors and Debtor- Controlled
				Other
$ in millions	LBHI	LCPI	LBSF	Debtors	Total	Entities	Entities
Encumbered Financial Inventory (1)	$64	$1,775	$-	$-	$1,839	$275	$2,114
Archstone Acquisition Entities (2)	-	-	-	-	-	1,324	1,324
Fundings for tax reserves at LBHI	765	-	-	-	765	-	765
Fundings and other activites (3)	571	111	1	297	980	528	1,507

Payables to Controlled Affiliates	1,400	1,886	1	297	3,583	2,127	5,710

Distributions on Allowed Claims (not remitted)	130	137	138	8	412	-	412
Misdirected wires	117	-	-	-	117	-	117
Miscellaneous Tax Accrual - Post Petition	13	13	-	-	26	-	26
Other	46	53	(0)	1	99	106	206

Total Other Liabilities	306	202	138	8	655	106	761

Total Payables to Controlled Affiliates and other liabilities	$1,706	$2,089	$139	$305	$4,238	$2,233	$6,471

(1)

Includes (i) $64 million of residential real estate assets in LBHI encumbered to LCPI, (ii) $1,775 million of encumbered assets at LCPI held for the benefit of SASCO, and (iii) $275 million in Debtor-Controlled Entities related to “Private Equity/Principal Investment” assets encumbered to LCPI.

(2)	Approximately $1.6 billion has been reclassified from “Due from/Due to Controlled Affiliates” to equity as of December 31, 2012.

(3)

Includes $102 million at LCPI related to the “Modified Settlement with respect to the Variable Funding Trust” [Docket No. 19370]. Approximately $71 million was paid to LBHI during the quarter ending December 31, 2012.

Note 11 – Taxes Payable

As of December 31, 2012, the Company has recorded an estimate of approximately $1.15 billion for potential amounts owed to federal, state, and local taxing authorities, net of the refund claims and the anticipated five-year federal NOL carryback. This amount has decreased by approximately $400 million since December 31, 2011 due to continued progress in connection with ongoing audits by the major taxing jurisdictions that have filed Priority Claims.

As of December 31, 2012, LBHI has a historical receivable (approximately $0.8 billion), adjusted for certain activities, for the estimated amount of LBI’s portion of those taxes. In February 2013, a global settlement was reached on all intercompany transactions between LBHI and LBI, subject to applicable court approval (See Note 18 – Subsequent Events for additional information). The settlement as it pertains to tax generally covers all pre-petition consolidated federal/combined state as well as consolidated federal/combined state post-petition liabilities through ultimate deconsolidation of LBI from the tax group. The tax receivable from LBI following the final approval of the settlement will be reduced to a $240 million priority claim against the LBI estate.

The Debtor Allocation Agreement, which became effective on the Effective Date, includes the following key tax-related provisions: (i) additional claims among the Debtors will be allowed in order to reflect the appropriate allocation of any audit changes/adjustments to the LBHI consolidated federal/combined state and local income tax returns (including by way of amended returns), taking into account historic tax sharing principles and (ii) in the event that LBI (or any other member of the LBHI consolidated federal/combined state and local income tax group) does not satisfy its share of the final tax liabilities, LBHI will equitably allocate the unsatisfied liability among all Debtor members of its consolidated federal/combined state and local income tax group.

The Debtor Allocation Agreement also addresses the relationship among the Debtors and certain Affiliates with respect to consolidated federal / combined state & local income taxes for tax years ending after the Effective Date.

The IRS filed a Proof of Claim on December 22, 2010 in the amount of approximately $2.2 billion against the Company with respect to the consolidated federal income tax returns LBHI filed on behalf of itself and its subsidiaries in the 2001 through 2007 tax years. The IRS’s claim reflects the maximum claim amount for numerous disputed federal tax issues that the Company has since resolved or plans to continue to attempt to resolve through the administrative dispute resolution process and litigation, if necessary. In March 2012, and again in October 2012, the Bankruptcy Court approved an interim settlement of certain audit issues raised by the IRS during the course of its audit of the LBHI consolidated group’s pre-petition taxable years. Following the October 2012 settlement, only two federal tax issues with respect to pre-petition tax years remain unresolved: (i) stock loan (currently in litigation) and (ii) a withholding tax issue. The IRS’s claim does not reflect the five-year carryback of LBHI’s consolidated net operating loss from 2008. The IRS has commenced an audit of the 2008-2010 consolidated federal income tax returns of the LBHI group, including the amount of the 2008 net operating loss. Further, the LBHI consolidated group is due a refund of several hundred million dollars from the IRS for the tax years 1997 through 2000 and 2006. The IRS’s $2.2 billion claim takes into account a reduction of the IRS’s claim for the 2006 tax year refund, but it has not been reduced by the refund for the tax years 1997 through 2000 (which is approximately $126 million plus interest) owed to LBHI because the IRS has not indicated which tax claims it intends to offset against this portion of the refund.

In accordance with a cash reserve stipulation entered into in December 2011 with the IRS, and a Reserve & Reimbursement Agreement among the Debtors and certain Affiliates, effective as of the Effective Date, the Debtors established on the Effective Date a cash reserve covering the $2.2 billion IRS Proof of Claim.

On November 1, 2012, the Debtors entered into a settlement agreement with New York City, pursuant to which a cash payment was made in the amount of $113 million. In December 2012, the previously filed Proof of Claim of $627 million was formally withdrawn by New York City. As of December 31, 2012, the outstanding unresolved Priority Tax Claims filed by states, cities, and municipalities approximated $70 million.

In certain circumstances, the Company may be subject to withholding taxes, transactional taxes or taxes on income in certain jurisdictions with respect to the realization of financial positions as assets are disposed of during the course of liquidation.

Note 12 – Liabilities Subject to Compromise

Liabilities Subject to Compromise as of December 31, 2012 have been estimated at approximately $320 billion.

Over $1.3 trillion of claims have been asserted against the Debtors. To date, the Company has identified many claims that it believes should be disallowed for a number of reasons, including but not limited to claims that are duplicative of other claims, claims that are amended by later filed claims, late filed claims, claims that are not properly filed against a Debtor in these proceedings and claims that are either overstated, asserted an incorrect priority or that cannot otherwise properly be asserted against these Debtors. Through December 31, 2012, the Debtors have allowed approximately $306 billion in claims and continue working to reconcile and resolve the remaining disputed claims.

In preparing the Balance Sheets, the Company has reviewed all available claims data as it relates to each of the Debtors. In doing so, the Company has reduced its estimates of Liabilities Subject to Compromise for certain Debtors as of December 31, 2012 by approximately $9.0 billion due to (i) payments to third party creditors for $7.7 billion and (ii) changes in claims estimates for $1.3 billion (LCPI for $0.7 billion, LBCS for $0.3 billion and LBCC for $0.3 billion) based on the information available to date. The decrease in LCPI’s Liabilities Subject to Compromise relates to the reduction of the allowed claim by Bankhaus against LCPI for the amount of the proceeds for the secured collateral in accordance with the Amended and Restated Settlement Agreement with Bankhaus. The Company will continue to review its estimate of Liabilities Subject to Compromise as more information becomes available in the future, including such items as claims settlements, distributions and Court decisions. Determinations of allowed amounts may be higher or lower than the recorded estimates, and accordingly, adjustments, which may be material, may be recorded in future Balance Sheets.

Distributions Pursuant to Plan

On March 6, 2012 the Debtors announced the occurrence of the Effective Date of their Plan and emergence from Chapter 11. The Debtors commenced the first distribution to creditors on April 17, 2012 of approximately $22.5 billion (including approximately $8 billion distributed to other Debtors or Debtor-Controlled Entities within the Company). The distribution was made to record holders of claims as of March 18, 2012.

On October 1, 2012 the Debtors made a second distribution to creditors totaling $10.5 billion. Approximately $7.7 billion of payments were to third party creditors and $2.8 billion to Debtor and Debtor-Controlled Entities. To facilitate making distributions to third party creditors, on September 27, 2012, the Debtors (a) made distributions to allowed claims of Debtors and certain Debtor-Controlled Entities and (b) transferred Plan adjustments from participating subsidiary Debtors to LBHI on account of distributions that would be made to holders of allowed claims.

As stated in the notice filed with the Bankruptcy Court on February 15, 2013, the third distribution will be made on April 4, 2013.

Note 13 – Currency Translation

The Company’s general ledger systems automatically translate assets and liabilities (excluding primarily Due to Affiliates and Liabilities Subject to Compromise) having non-U.S. dollar functional currencies using exchange rates as of the Balance Sheets’ date. The gains or losses resulting from translating non-US dollar functional currency into U.S. dollars are reflected in Stockholders’ Equity.

Note 14 – Legal Proceedings

The Company is involved in a number of judicial, regulatory and arbitration proceedings concerning matters arising in connection with the bankruptcy proceedings and various other matters. The Company is unable at this time to determine the financial impact of such proceedings and the impact that any recoveries or liabilities may have upon the Balance Sheets. As more information becomes available, the Company may record revisions, which may be material, in future Balance Sheets.

Note 15 – Financial Systems and Control Environment

Procedures, controls and resources used to create the Balance Sheets were modified, including a significant reduction in resources, in comparison to what was available to the Company prior to the Chapter 11 cases. The Company is continuously reviewing its accounts, and as a result, modifications, errors and potential misstatements might be identified. Consequently, the Company may record adjustments, which may be material, in future Balance Sheets.

Note 16 – Accompanying Schedules

The amounts and estimates disclosed in the Accompanying Schedules to the Balance Sheets included in this filing are based on the information available at the time of the filing and are subject to change as additional information becomes available.

Note 17 – Rounding

The Balance Sheets, the Management’s Discussion and Analysis, and the Accompanying Schedules may have rounding differences in their summations. In addition, on the Balance Sheets there may be rounding differences between the financial information on the Accompanying Schedules and the related amounts.

Note 18 – Subsequent Events

Archstone Disposition

As announced on November 26, 2012, LBHI entered into a definitive agreement to sell all of the assets and transfer substantially all of the liabilities of Archstone Enterprise LP (n/k/a Jupiter Enterprise LP) to Equity Residential (“EQR”, NYSE: EQR) and AvalonBay Communities, Inc. (“AVB”, NYSE: AVB) for cash and stock with an aggregate value of approximately $6.5 billion as of February 27, 2013. LBHI and its affiliates received $2.685 billion in cash, before transaction costs, as well as 34,468,085 shares of EQR common stock and 14,889,706 shares of AVB common stock on February 27, 2013.

LBI Settlement Agreement

LBHI and certain of its Debtor and Debtor-Controlled entities and LBI have entered into an agreement (“Settlement Agreement”) to settle all intercompany claims between them. The Settlement Agreement, along with a number of related motions, is subject to approval by the Bankruptcy Judge in the LBI SIPA proceeding. As part of the resolution, the parties have also agreed to a protocol for the settlement of claims remaining against the LBI estate as the SIPA trustee focuses on liquidating remaining assets and the allowance of general estate claims. For further information, see the original Motion (Docket #5784) filed by LBI and related subsequent court filings.

The terms of the Settlement Agreement have not been reflected in the Balance Sheets as of December 31, 2012 and will be reflected in future Balance Sheets. The following table reflects the impact of the Settlement Agreement on the Balance Sheets of the major Debtor and Debtor-Controlled entities as if it had occurred on December 31, 2012:

	Settlement Agreement
$ in millions	Customer Claims (1)	General Unsecured Claims	Other	Total	Balances as of 12/31/2012 (2)	Variance	Comments
LBHI	$179	$10,216	$1,740	$12,135	$12,231	$(96)	Note 6, 7
LBSF	272	-	-	272	2,763	(2,491)	Note 3, 5, 7
LBCS	32	920	-	952	1,514	(562)	Note 4
LOTC	1,630	178	-	1,808	1,298	510	Note 5, 7
LBCC	11	733	-	744	696	48	Note 3
Woodlands	524	-	-	524	-	524
LB I Group	-	-	-	-	515	(515)	Note 3
LPTSI	160	58	-	219	88	130

Notes:

(1)

Customer Claims include (a) securities (adjusted for mark-to-market gains/losses through September 30, 2012), (b) cash in lieu of securities relating to redemptions, maturities and other income through December 31, 2012, and (c) misdirected wires received post September 19, 2008.

(2)	Amounts represent net receivables reflected in the Balance Sheets as “Due from Non-Controlled Affiliates”.

(3)

The LBHI controlled entities were allowed Subordinated Claims against LBI (LBSF for $8.6 billion, LBCC for $3.3 billion and LB I Group for $746 million) which would be paid from the LBI General Estate if and only to the extent there remain assets in the LBI General Estate after full satisfaction of all senior claims. Subordinated accounts were defined in the Subordination Agreements with LBI as all securities and cash balances in commodities or securities accounts maintained by LBI to be subordinated to any indebtedness due to any LBI creditor. In previously filed Balance Sheets, the Company adjusted the Balance Sheets by netting inventory against intercompany financing transactions with Non-Controlled Affiliates; as a result, the balances as of December 31, 2012 do not reflect the amounts that were allowed Subordinated Claims per the LBI Settlement Agreement. The Company determined that the expected recoveries from Subordinated Claims with LBI are likely to be zero and as a result, the Company will write off any balances related to these types of receivables with LBI in future Balance Sheets.

(4)

LBCS had recorded receivables from LBI, as its clearing Chicago Mercantile Exchange (“CME”) member, related to certain LBCS’s derivative trades and related collateral processed through the CME. Per the Settlement Agreement, LBI allowed a General Unsecured Claim for the net liquidation value of commodity accounts held at LBI. LBI and LBCS agreed to a Disputed Amended Claim Adjustment ($32 million), to be paid as a stand-alone one-time cash payment, in order to resolve the dispute that LBCS timely asserted certain claims related to exchange traded derivatives as customer claims. The Company will write off any variances related to these types of receivables from LBI.

(5)

Certain assets received from LBI may be passed through directly to counterparties, including certain counterparties that filed unliquidated claims. Also, in connection with this settlement, the estimated amount of claims to be allowed may be increased in future LOTC Balance Sheets.

(6)

Other includes, (a) an allowed General Unsecured Claim of $1.5 billion related to the subrogated claim of JPM against LBI. In addition, LBI transferred all rights and any proceeds from the LBI assets pursuant to the CDA to LBHI. As a result, the Company will record in subsequent Balance Sheets the market value or estimated recovery value of the LBI assets, including the claims asserted against LBSF, LCPI, and LBHI relating to the RACERS Trust in lieu of the Subrogated Receivables from LBI recorded in the Balance Sheets as of December 31, 2012 (refer to Note 6 - Subrogated Receivables from Affiliates and Third Parties for additional information); and (b) a priority claim of $240 million related to certain tax-related disputes.

(7)

Pursuant to the Settlement Agreement, the PIK Notes are being settled at $350 million and assigned to LOTC, LBHI and LBSF in lieu of cash distributions from LBI on a portion of the allowed customer claims for cash. As of December 31, 2012, Lehman ALI has recorded $350 million as the liability for the PIK Notes; Lehman ALI will record in future Balance Sheets payables to LBHI, LBSF and LOTC to reflect the aforementioned assignments.

LEHMAN BROTHERS HOLDINGS INC. and Other Debtors and Debtor-Controlled Entities

Balance Sheets As of December 31, 2012

(Unaudited)

($ in millions)	Lehman Brothers Holdings Inc. 08-13555	Lehman Brothers Special Financing Inc. 08-13888	Lehman Brothers Commodity Services Inc. 08-13885	Lehman Brothers Commercial Corporation 08-13901	Lehman Brothers OTC Derivatives Inc. 08-13893	Lehman Brothers Financial Products Inc. 08-13902	Lehman Brothers Derivative Products Inc. 08-13899	Lehman Commercial Paper Inc. 08-13900	Luxembourg Residential Properties Loan Finance S.a.r.l. 09-10108	Other Debtors (2)	Total Debtor Entities (1)	Total Debtor- Controlled Entities (3)	Total LBHI Controlled Entities
Assets
Cash and short-term investments	$1,912	$854	$15	$39	$0	$52	$2	$1,191	$-	$0	$4,065	$1,957	$6,022

Cash and short-term investments pledged or restricted	8,374	2,540	373	410	129	218	289	315	7	137	12,793	708	13,501

Financial instruments and other inventory positions:
Commercial Real estate	319	0	-	-	-	-	-	3,166	675	-	4,160	5,563	9,723
Loans and Residential Real Estate	198	9	-	-	-	-	-	926	0	-	1,134	304	1,438
Principal investments	249	0	-	-	-	-	-	446	-	-	695	2,741	3,436
Derivative Receivables and Related Assets	-	1,919	15	211	96	10	-	0	-	60	2,311	24	2,335

Total Financial instruments and other inventory positions	766	1,929	15	211	96	10	-	4,539	675	60	8,301	8,632	16,932

Subrogated Receivables from Affiliates and Third Parties	7,252	-	-	-	-	-	-	-	-	-	7,252	-	7,252

Receivables from Controlled Affiliates and other assets	1,526	295	38	13	10	1	1	1,760	(0)	2	3,646	2,795	6,441

Investments in Affiliates	(34,447)	750	(0)	-	-	-	-	3,740	-	(178)	(30,135)	(32,393)	(62,528)

Due from Affiliates:
Controlled Affiliates	53,253	1,256	378	20	-	0	2	6,703	0	767	62,380	8,031	70,412
Non-Controlled Affiliates	43,690	4,447	1,836	1,320	1,298	0	0	335	-	19	52,946	5,168	58,114

Total Due from Affiliates	96,943	5,703	2,215	1,341	1,298	0	2	7,038	0	786	115,326	13,199	128,525

Total Assets	$82,328	$12,072	$2,656	$2,014	$1,533	$280	$294	$18,583	$683	$807	$121,248	$(5,103)	$116,145

Liabilities and stockholders’ equity Liabilities
Payables to Controlled Affiliates and other liabilities	$1,706	$139	$0	$7	$-	$1	$1	$2,089	$286	$9	$4,238	$2,233	$6,471

Due to Affiliates:
Controlled Affiliates	-	-	-	-	-	-	-	-	-	-	-	21,101	21,101
Non-Controlled Affiliates	-	-	-	-	-	-	-	-	-	-	-	2,528	2,528

Total Due to Affiliates	-	-	-	-	-	-	-	-	-	-	-	23,630	23,630

Secured Claims Payable to Third Parties	2,036	14	-	-	-	-	-	-	-	-	2,050	-	2,050

Taxes Payable	680	-	-	3	-	-	-	33	-	1	717	434	1,150

Liabilities Subject to Compromise	252,535	37,265	1,878	968	1,082	7	91	23,848	594	1,959	320,226	0	320,226

Total Liabilities	256,956	37,418	1,879	978	1,082	8	92	25,969	879	1,968	327,230	26,297	353,527

Stockholders’ Equity	(174,629)	(25,346)	777	1,036	451	272	202	(7,387)	(196)	(1,162)	(205,982)	(31,399)	(237,381)

Total Liabilities and Stockholders’ Equity	$82,328	$12,072	$2,656	$2,014	$1,533	$280	$294	$18,583	$683	$807	$121,248	$(5,103)	$116,145

See accompanying Notes to Balance Sheets

Note: All values that are exactly zero are shown as “--”. Values between zero and $500,000 appear as “0”.

(1)	Balances for Debtors do not reflect the impact of eliminations of intercompany balances and investments in subsidiaries.
(2)	Certain Other Debtor’s Balance Sheets are presented on page 18.
(3)	Certain Debtor-Controlled entities’ Balance Sheets are presented on page 19.

LEHMAN BROTHERS HOLDINGS INC. and Other Debtors and Debtor-Controlled Entities

Balance Sheets As of December 31, 2012 (Certain Other Debtors)

(Unaudited)

($ in millions)	LB 745 LLC 08- 13600	CES Aviation LLC 08- 13905	CES Aviation V 08- 13906	CES Aviation IX 08- 13907	Structured Asset Securities Corporation 09-10558	East Dover Ltd 08- 13908	Lehman Scottish Finance LP 08- 13904	LB Rose Ranch LLC 09- 10560	LB 2080 Kalakaua Owners LLC 09-12516	BNC Mortgage LLC 09-10137	LB Somerset LLC 09-17503	LB Preferred Somerset LLC 09-17505	PAMI Statler Arms LLC 08- 13664	MERIT LLC 09- 17331	Other Debtors (1)
Assets
Cash and short-term investments	$0	$0	$0	$0	$0	$-	$-	$-	$(0)	$0	$-	$-	$-	$0	$0

Cash and short-term investments pledged or restricted	13	22	3	6	72	0	2	1	-	17	-	-	-	1	137

Financial instruments and other inventory positions:
Commercial Real estate	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Loans and Residential Real Estate	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Principal investments	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Derivative Receivables and Related Assets	-	-	-	-	-	-	-	-	-	-	-	-	-	60	60

Total Financial instruments and other inventory positions	-	-	-	-	-	-	-	-	-	-	-	-	-	60	60

Subrogated Receivables from Affiliates and Third Parties	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-

Receivables from Controlled Affiliates and other assets	0	-	-	-	-	-	-	1	0	-	-	0	0	-	2

Investments in Affiliates	-	-	-	-	-	-	(178)	-	-	-	-	-	-	-	(178)

Due from Affiliates:
Controlled Affiliates	179	-	0	0	485	-	65	-	-	2	-	-	-	36	767
Non-Controlled Affiliates	2	-	-	-	8	9	-	-	-	-	-	-	-	-	19

Total Due from Affiliates	181	-	0	0	493	9	65	-	-	2	-	-	-	36	786

Total Assets	$193	$22	$3	$6	$566	$9	$(111)	$2	$0	$19	$-	$0	$0	$96	$807

Liabilities and stockholders’ equity
Liabilities
Payables to Controlled Affiliates and other liabilities	$0	$0	$0	$0	$6	$1	$0	$0	$0	$1	$0	$0	$0	$0	$9

Due to Affiliates:
Controlled Affiliates	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Non-Controlled Affiliates	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-

Total Due to Affiliates	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-

Secured Claims Payable to Third Parties	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-

Taxes Payable	-	-	-	-	1	-	-	-	-	-	-	-	-	-	1

Liabilities Subject to Compromise	46	22	8	9	1,478	-	-	6	40	14	8	10	0	319	1,959

Total Liabilities	46	22	8	9	1,485	1	0	6	40	14	8	10	0	319	1,968

Stockholders’ Equity	148	(0)	(5)	(3)	(919)	9	(111)	(4)	(40)	5	(8)	(10)	0	(223)	(1,162)

Total Liabilities and Stockholders’ Equity	$193	$22	$3	$6	$566	$9	$(111)	$2	$0	$19	$-	$0	$0	$96	$807

See accompanying Notes to Balance Sheets

Note: All values that are exactly zero are shown as “--”. Values between zero and $500,000 appear as “0”.

(1) Balances for Debtors do not reflect the impact of eliminations of intercompany balances and investments in subsidiaries.

LEHMAN BROTHERS HOLDINGS INC. and Other Debtors and Debtor-Controlled Entities

Balance Sheets As of December 31, 2012 (Debtor-Controlled Entities)

(Unaudited)

($ in millions)	Lehman ALI Inc. (2)	Property Asset Management Inc. (3)	LB I Group Inc. (3)	LB Hercules Holdings LLC (3)	Lehman Brothers Bancorp Inc. (3)	PAMI Holdings LLC	SASCO 2008 C-2 LLC (4)	Other Debtor- Controlled Entities	Debtor - Controlled Group Elims (1)	Total Debtor- Controlled Entities
Assets
Cash and short-term investments	$378	$102	$485	$46	$8	$43	$12	$883	$-	$1,957

Cash and short-term investments pledged or restricted	23	-	9	2	592	-	-	81	-	708

Financial instruments and other inventory positions:
Commercial Real estate	3,426	772	6	-	29	497	280	553	-	5,563
Loans and Residential Real Estate	61	5	0	-	236	-	-	3	-	304
Principal investments	(16)	-	1,711	150	-	-	-	896	-	2,741
Derivative Receivables and Related Assets	1	-	-	-	22	-	-	1	-	24

Total Financial instruments and other inventory positions	3,471	777	1,717	150	286	497	280	1,454	-	8,632

Subrogated Receivables from Affiliates and Third Parties	-	-	-	-	-	-	-	-	-	-

Receivables from Controlled Affiliates and other assets	482	0	108	3	19	-	1,775	687	(280)	2,795

Investments in Affiliates	(34,777)	36	0	-	195	-	-	197	1,956	(32,393)

Due from Affiliates:
Controlled Affiliates	6,301	0	727	8	0	-	-	2,801	(1,806)	8,031
Non-Controlled Affiliates	1,792	3	534	25	1	-	-	2,813	-	5,168

Total Due from Affiliates	8,093	3	1,260	33	1	-	-	5,614	(1,806)	13,199

Total Assets	$(22,329)	$918	$3,579	$234	$1,102	$540	$2,067	$8,916	$(130)	$(5,103)

Liabilities and stockholders’ equity
Liabilities
Payables to Controlled Affiliates and other liabilities	$1,147	$116	$294	$20	$2	$32	$5	$900	$(283)	$2,233

Due to Affiliates:
Controlled Affiliates	11,377	-	5,564	26	145	-	-	5,795	(1,806)	21,101
Non-Controlled Affiliates	422	0	144	6	0	-	-	1,956	-	2,528

Total Due to Affiliates	11,799	0	5,708	32	146	-	-	7,750	(1,806)	23,630

Secured Claims Payable to Third Parties	-	-	-	-	-	-	-	-	-	-

Taxes Payable	445	-	3	1	-	-	-	(16)	-	434

Liabilities Subject to Compromise	0	-	-	-	-	-	-	0	-	0

Total Liabilities	13,391	116	6,005	53	148	32	5	8,635	(2,088)	26,297

Stockholders’ Equity	(35,720)	802	(2,426)	181	954	508	2,062	282	1,958	(31,399)

Total Liabilities and Stockholders’ Equity	$(22,329)	$918	$3,579	$234	$1,102	$540	$2,067	$8,916	$(130)	$(5,103)

See accompanying Notes to Balance Sheets

Note: All values that are exactly zero are shown as “--”. Values between zero and $500,000 appear as “0”.

(1)	Balances reflect the impact of eliminations of (i) Intercompany balances only between Debtor-Controlled Entities and (ii) investments in subsidiaries only between Debtor-Controlled Entities.
(2)	Lehman Ali Inc is reflected on a consolidated basis excluding wholly owned subsidiaries that are Debtor entities and Sasco 2008 C-2 LLC.
(3)	Entities are reflected on a consolidated basis, e.g. LB I Group Inc. includes the assets and liabilities of its wholly owned subsidiary, LB Offshore Partners Ltd.
(4)

Sasco 2008 C-2 LLC (Sasco) includes secured receivables from LBHI and LCPI related to the participations of commercial real estate loans. The preferred equity interests in Sasco are held by LBHI (70.7%) and LCPI (29.3%).

Lehman Brothers Holdings Inc. and Other Debtors and Debtor-Controlled Entities

Management’s Discussion & Analysis for the Quarter Ended December 31, 2012

	CONTENTS
1.	Introductory Notes	21

2.	Highlights — Section 15.6(b)(ii)(A)	22
	2.1. Trends and Uncertainties
	2.2. Significant Events, Developments and Other Activities

3.	Investments and Expenditures — Section 15.6(b)(ii)(B)	26

4.	Asset Sales, Restructurings and Other — Section 15.6(b)(ii)(C)	27

5.	Claims Update — Section 15.6(b)(ii)(D)	29
	5.1. Claims Reconciliation and Resolution Update
	5.2. Significant Claims Settlements

6.	Litigation Update — Section 15.6(b)(ii)(E)	31

7.	Costs and Expenses — Section 15.6(b)(ii)(F)	33

8.	Appendix A — Glossary of Terms	34

Section references above are to the Plan.

Lehman Brothers Holdings Inc. and Other Debtors and Debtor-Controlled Entities

Management’s Discussion & Analysis for the Quarter Ended December 31, 2012

1.	INTRODUCTORY NOTES

This report contains forward-looking statements that reflect known and unknown risks, uncertainties and other factors which may cause the Company’s actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by these forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including all statements containing information regarding the intent, belief or current expectation of the Company and members of its management. Forward-looking statements reflect the Company’s current views with respect to future events as well as various estimates, assumptions and comparisons based on available information, many of which are subject to risks and uncertainties. Readers of this report should not place undue reliance on these forward-looking statements.

The reader should read this report and the documents referenced herein (in particular, the accompanying Balance Sheets and Accompanying Schedules, and the 2012+ Cash Flow Estimates (Docket No. 29641)) completely and with the understanding that as more information becomes available to the Company, any forward-looking statements may change, potentially in a material respect. The Company does not undertake any obligation to update any forward-looking statements contained in this report, but reserves the right to do so.

In addition, material uncertainties continue to exist regarding the ultimate value realizable from the Company’s assets, the timing of asset recoveries, future costs, and the eventual level of creditors’ allowed claims. These may have a significant effect on the timing and quantum of any future distributions to creditors. Accordingly, creditors should not rely upon this report as the sole basis of an estimate of the value of their claims, or as a complete description of the Company, its business, condition (financial or otherwise), results of operations, prospects, assets or liabilities.

This report refers to various defined terms as set out in the Glossary of Terms in Appendix A.

Objectives

On March 6, 2012 (the “Effective Date”), the Plan became effective and the Debtors emerged from bankruptcy with new Boards of Directors (LBHI’s Board of Directors hereinafter referred to as the “Board”). The Company continues to pursue the objective of asset value maximization and timely distributions to creditors of available cash through the optimal execution of an orderly wind down process and the judicious and timely resolution of claims. Pursuant to the Plan, the Company is expecting to make semi-annual distributions to creditors of all debtors, with each entity subject to review at each Distribution Date.

Lehman Brothers Holdings Inc. and Other Debtors and Debtor-Controlled Entities

Management’s Discussion & Analysis for the Quarter Ended December 31, 2012

2.	HIGHLIGHTS — Section 15.6(b)(ii)(A)

2.1	TRENDS AND UNCERTAINTIES

The Company owns real estate, private equity investments, loans, derivatives contracts, and other assets in a wide variety of local, domestic and global markets, and as such, in future periods the values of these assets are subject to trends, events and factors beyond the Company’s control, including but not limited to: the local, domestic and global economic environment; changes in budget, tax and fiscal policies in the U.S. and other countries; fluctuations in debt and equity markets, interest rates, and currency exchange rates; litigation risk; and changes in regulatory requirements.

The Company’s private equity and principal investments portfolio benefited from supportive domestic credit and equity markets to achieve significant realizations during 2012. High yield and leveraged loan issuances reached their highest levels since the financial crisis given the near all-time lows in interest rates. These issuances facilitated a large volume of refinancings and dividends. Additionally, liquidity in the equity markets provided exit opportunities for certain financial sponsor-led companies, and broad anticipation of significant tax reform in 2013 led to increased deal activity in the fourth quarter. During 2012 total proceeds of $3.9 billion related to private equity and principal investment transactions were realized.

The Company’s corporate loan portfolio also benefited from low domestic interest rates and the strengthening credit market in 2012, which enabled certain borrowers to refinance loans, held by the Company and helped facilitate workouts and restructurings for less creditworthy borrowers. The credit market rally in 2012 also facilitated the accelerated sales of several corporate loan positions, which attained the Company’s target exit prices ahead of previous expectations.

Within the domestic United States commercial real estate market, sales of significant commercial properties increased 24% in 2012. This volume increase was driven primarily by increased sales in the multifamily residential, office and retail sectors, while the industrial and hospitality sectors were largely flat. With this market backdrop, the Company monetized a significant portion of its commercial real estate portfolio for net proceeds of approximately $3 billion in 2012, in addition to closing the previously announced $6.5 billion sale of Archstone in February 2013. (See page 23 for additional information regarding the Archstone transaction). Liquidity and valuations remain more challenged for European commercial real estate assets as well as US single-family residential and commercial land. The Company is actively managing its asset portfolio in these sectors and will seek to monetize individual properties as market opportunities present themselves in future periods.

Except as noted therein, the Company is not aware of any additional trends, events or uncertainties not reflected therein that will materially change the information contained in this report.

Lehman Brothers Holdings Inc. and Other Debtors and Debtor-Controlled Entities

Management’s Discussion & Analysis for the Quarter Ended December 31, 2012

2.2	SIGNIFICANT EVENTS, DEVELOPMENTS AND OTHER ACTIVITIES

This section provides an update on various significant distribution, asset management and monetization, claim, affiliate and other activities:

For the quarter ended December 31, 2012:

•	Gross receipts of approximately $2.3 billion in the quarter ending December 31, 2012, including;

¡	Asset management and monetization activities of approximately $2.2 billion, including:

•	The receipt of approximately $312 million from a dividend and partial sale of the Company’s investment in Formula One;

•	The continued sale of corporate loan positions for net proceeds of approximately $308 million, including $130 million related to the sale of the Tribune Company term loan;

•	The receipt of a distribution from a refinancing on an existing property of approximately $71 million;

•	The receipt of $40 million related to the Company’s investment in Neuberger Berman (“NBG”).

For the period subsequent to December 31, 2012:

•	Gross receipts of approximately $4.2 billion in January and February 2013, primarily from asset management and monetization activities including;

¡

The receipt of approximately $2.62 billion of net cash proceeds, in addition to $14.9 million and $34.5 million shares of common stock of AvalonBay Communities, Inc. and Equity Residential, respectively, upon the completion of the previously announced Archstone transaction;

¡

The receipt of approximately $505 million related to the sale and principal pay downs on corporate and residential loans, including proceeds of approximately $119 million from the sale of various corporate bonds which were purchased as a result of exercising call warrants;

¡

Collections of approximately $476 million from private equity and principal investments, including distributions from GP and LP stakes in private equity and hedge funds and approximately $111 million from the pay down of the Varel International loan;

¡	Collections of approximately $350 million in derivatives, including approximately $250 million in relation to a major SPV deal.

•

In March 2013, pursuant to a negotiation with NBG, the Company agreed to sell a portion of its investment in NBG and received an initial installment of approximately $75 million, with the remainder expected to be received during 2013.

Lehman Brothers Holdings Inc. and Other Debtors and Debtor-Controlled Entities

Management’s Discussion & Analysis for the Quarter Ended December 31, 2012

Other Activities:

•	Distributions and Claims:

¡	On April 4, 2013, the Company intends to make its third distribution to creditors with allowed claims;

¡

Net unresolved claims decreased by approximately $5.5 billion to $176.3 billion as of December 31, 2012, from $181.8 billion as of October 31, 2012, due primarily to decreases of approximately $2.6 billion in derivative and derivative guarantee claims, approximately $1.0 billion in corporate resolution claims and $0.8 billion in tax claims. As of December 31, 2012, unresolved claims are estimated to be allowed at approximately $50.0 billion, which represents a decrease of approximately $2 billion versus the September 30, 2012 estimate primarily due to the allowance of $1.2 billion in claims during the quarter. See Schedule 5.1 – Claims Reconciliation and Resolution Update for further details.

•	Non-Controlled Affiliates:

¡	On February 26, 2013, the Company entered into an agreement with LBI to settle all intercompany claims. Certain key terms are as follows:

•	LBHI’s customer claims against LBI will be allowed in an amount of $2.320 billion (valued as of September 19, 2008), in respect of which LBHI will receive the following distribution:

¡

a cash distribution of $1.977 billion from the LBI estate, which includes cash in lieu of certain securities and cash receipts from post-petition redemptions and maturities in connection with certain securities,

¡	$350 million of consideration from Lehman ALI Inc. in the form of an assignment of a settled intercompany note between Lehman ALI Inc. and LBI to LBHI, LOTC and LBSF, and

¡	the return of securities from the LBI estate, a portion of which may be returned directly or indirectly to third party customers;

•

LBI will allow LBHI a claim for post-petition dividends and interest through December 31, 2012, of approximately $122 million, as well as any other post-petition dividends and interest collected by the Trustee with respect to securities that make up LBHI’s allowed customer claims;

•	LBI will allow LBHI a $240 million priority claim in connection with certain tax-related disputes resolved through the settlement;

•	LBHI will be allowed general unsecured claims of $13.984 billion (including $1.5 billion relating to a subrogated claim by JP Morgan against LBI);

•	The settlement is conditional on numerous items including the Trustee achieving 100% payout on remaining customer claims;

•

In connection with this agreement, LBI entered into a settlement agreement with LBIE settling their intercompany claims. (See the “Subsequent Events” footnote for an understanding of the impact on the Company’s Balance Sheet).

Lehman Brothers Holdings Inc. and Other Debtors and Debtor-Controlled Entities

Management’s Discussion & Analysis for the Quarter Ended December 31, 2012

•	Costs Allocation:

¡

In accordance with the Debtors Disclosure Statement, the Company has revised the methodology for allocating operating expenses among the Company’s various legal entities. The revised methodology (the “Post-Effective Methodology”) has been applied to costs paid commencing April 1, 2012, the beginning of the first full Post-Effective quarter, and adjusting entries have been reflected on the accompanying Balance Sheets.

The Post-Effective Methodology incorporates certain variables that were not incorporated into the cost allocation methodology utilized in previous disclosures, including claims, distributions and net cash receipts. The inclusion of these variables in the Post-Effective Methodology results in higher allocated costs for certain legal entities (e.g. LBHI) versus the costs those entities would have been allocated by the previous methodology. These increases are partially offset by the elimination of the 30% allocation of certain overhead costs to LBHI utilized in the previous methodology.

The Company has instructed various professionals to invoice their services as incurred post-Effective Date directly to the legal entities benefitting from such services whenever possible; this practice has reduced, and will continue to reduce, costs subject to allocation.

The Company continually reviews the methodology for allocating costs, and adjustments (which may be material) will only be used for future allocations and reflected in future balance sheets.

See the “Costs Allocation” footnote to the Company’s Balance Sheet for further discussion.

Lehman Brothers Holdings Inc. and Other Debtors and Debtor-Controlled Entities

Management’s Discussion & Analysis for the Quarter Ended December 31, 2012

3.	INVESTMENTS AND EXPENDITURES — Section 15.6(b)(ii)(B)

The following schedule denotes new investments in any asset or permitted expenditures in the period between October 1, 2012 and December 31, 2012 to preserve existing assets (in each case a single transaction or series of related transactions on a cumulative basis after the Effective Date in excess of $25 million):

Description
(in millions)
Corporate Loans - Bristol-Myers Squibb Bonds (note 1)	$56

Total Investments & Permitted Expenditures in Excess of $ 25 million	$56

Note 1: The Company exercised warrants included in the CDA for $56 million, including accrued interest of $1.4 million, to purchase Bristol-Myers Squibb 6.875% Debentures maturing August 1, 2097 at par. These bonds were sold in the first quarter of 2013 for cash of approximately $81 million.

Lehman Brothers Holdings Inc. and Other Debtors and Debtor-Controlled Entities

Management’s Discussion & Analysis for the Quarter Ended December 31, 2012

4.	ASSET SALES, RESTRUCTURINGS AND OTHER – Section 15.6(b)(ii)(C)(1)

The following schedule denotes any restructurings, settlements and sales, including any realized gains or losses relative to the market value reported in the prior period balance sheet, and relative to undiscounted cash flow estimates as reported in the 2012+ Cash Flow Estimates for principal amounts, wind-downs or liquidations of the Debtors’ existing assets, in each case, solely with respect to any asset that has an estimated undiscounted cash flow principal amount greater than $50 million for derivatives, loans, or private equity or principal investments managed assets, and greater than $75 million for real estate managed assets. The aforementioned are referred to as “Significant Monetizations”:

($ millions)	Actual Amounts Collected (2)	2012+ Cash Flow Estimates (3)	9/30/2012 Balance Sheets Value (4)	Realized Gain /(Loss) Relative to 2012+ Cash Flow Estimate	Realized Gain /(Loss) Relative to 9/30/12 Balance Sheets Value
Loans and Securitizations
TXU Energy	$22	$19	$22	$4	$-
Arinc 1st Lien	15	15	15	-	0
Telefonica	50	49	48	1	2
Tribune Company	130	117	129	13	1
Verano Mezzanine Note (5)	82	82	82	-	-

Total Loans and Securitizations (6)	$299	$281	$295	$17	$3

Private Equity / Principal Investments
Formula One (Equity)	$312	$223	$188	$90	$125
BATS	36	36	36	-	-
Cordillera Energy Partners / Apache Corp.	31	30	32	1	(0)
Neuberger Berman	40	40	40	-	0
Kingfisher - Class A Notes	16	13	12	2	4
GP and LP Stakes in PE and Hedge Funds	375	375	372	-	3

Total Private Equity / Principal Investments	$811	$718	$680	$93	$131

Derivatives (7)
Deal A	$71	$69	$70	$2	$1
Deal B	39	19	29	19	9

Total Derivatives	$109	$88	$99	$21	$10

Commercial Real Estate (7)
Deal 1	$71	$72	$71	$(1)	$-

Total Commercial Real Estate	$71	$72	$71	$(1)	$-

Total Significant Monetizations	$1,290	$1,159	$1,145	$130	$144

Lehman Brothers Holdings Inc. and Other Debtors and Debtor-Controlled Entities

Management’s Discussion & Analysis for the Quarter Ended December 31, 2012

Notes to Asset Sales, Restructurings and Other:

1.	All values that are exactly zero are shown as “-”. Values between zero and $0.5 million appear as “0”. Totals may not foot due to rounding.

2.	Partial monetizations below $5 million are not reflected above.

3.	Represents undiscounted cash flow of the estimated principal (and related accrued income, if any) amount reflected in the 2012+ Cash Flow Estimates for the asset.

4.	Represents the recorded value reported on the prior period balance sheet (as of September 30, 2012) for the asset.

5.	In the MD&A, all cash received on the Verano notes are reported in Loans and Securitizations, although approximately $38 million of the proceeds relate to assets managed by Private Equity / Principal Investments.

6.	As of December 31, 2012, within Corporate Loans, there was one significant position undergoing a restructuring. In aggregate, this asset had a total funded amount of $127 million.

7.	Certain monetizations are anonymous due to confidentiality requirements.

Lehman Brothers Holdings Inc. and Other Debtors and Debtor-Controlled Entities

Management’s Discussion & Analysis for the Quarter Ended December 31, 2012

5.	CLAIMS UPDATE – Section 15.6(b)(ii)(D) (1)

5.1	CLAIMS RECONCILIATION AND RESOLUTION UPDATE

The following schedule is an update of the claims reconciliation and resolution process:

($ billions)		Fourth Quarter Activity			December 31, 2012 Claims Balance
Claim Category	September 30, 2012 Claims Balance	Additional Allowed Claims	Change in Estimated Active Claims	December 31, 2012 Claims Balance	LBHI	LCPI	LBSF	Other Debtors
Direct Claims:
Debt	$99.8	$0.1	$(0.2)	$99.7	$99.0	$-	$-	$0.7
Derivatives	26.2	0.2	(0.3)	26.2	-	0.1	23.6	2.5
Other	21.7	0.3	(0.9)	21.2	12.2	7.7	0.1	1.2

Total Direct Claims	147.7	0.7	(1.4)	147.0	111.2	7.7	23.8	4.4

Affiliate Claims Direct (2)	108.4	(0.7)	0.0	107.7	58.7	22.3	21.6	5.1
Affiliate Guarantee Claims	11.6	0.1	(0.1)	11.6	11.6	-	-	0.0
Third Party Guarantee Claims	87.3	0.4	(0.4)	87.2	87.2	-	-	-

Total Liabilities Subject to Compromise	355.0	0.5	(1.9)	353.6	268.7	30.1	45.4	9.5

Taxes Payable	1.1	-	(0.4)	0.7	0.7	0.0	-	0.0
Secured Claims Payable to Third parties	2.2	-	(0.1)	2.0	2.0	-	0.0	-

Total Claims	$358.3	$0.5	$(2.3)	$356.4	$271.5	$30.1	$45.4	$9.5

Allowed Claims	$305.9	$0.5	$-	$306.4	$228.5	$30.0	$39.1	$8.8
Estimated Active Claims to be resolved	52.4	-	(2.3)	50.0	42.9	0.1	6.2	0.7

Total Claims	$358.3	$0.5	$(2.3)	$356.4	$271.5	$30.1	$45.4	$9.5

Less : Claims Distributions and adjustments				(33.4)	(16.2)	(6.2)	(8.1)	$(2.9)

Net Claim Liability at December 31, 2012				$323.0	$255.3	$23.9	$37.3	$6.6

(1)	All values that are exactly zero are shown as “-”. Values between zero and $50 million appear as “0”. Totals may not foot due to rounding.

(2)	An allowed claim for Bankhaus against LCPI was reduced by the secured collateral paid by LBSF to Bankhaus.

Lehman Brothers Holdings Inc. and Other Debtors and Debtor-Controlled Entities

Management’s Discussion & Analysis for the Quarter Ended December 31, 2012

5.2	SIGNIFICANT CLAIMS SETTLEMENTS

The following schedule is a description of the claim settlements for the quarter ended December 31, 2012 providing for the allowance in excess of $250 million of a Disputed Claim against the Debtors.

There were no individual claims allowed during the quarter in excess of $250 million, During the quarter, there were approximately $1.2 billion of claims allowed, of which the greatest settlement was for $200 million.

Lehman Brothers Holdings Inc. and Other Debtors and Debtor-Controlled Entities

Management’s Discussion & Analysis for the Quarter Ended December 31, 2012

6.	LITIGATION UPDATE – Section 15.6(b)(ii)(E)

The following is a description of the Company’s significant affirmative litigation actions against third parties that are pending, including the damages sought by the Company.

Refer to the filed Balance Sheets as of March 31, 2012 for the status of litigation against the following third parties, as no material change has occurred since the filing of those Balance Sheets on July 30, 2012:

Ballyrock Litigation

SPV Avoidance Actions

Federal Tax Litigation

Michigan State Housing Development Authority Litigation

Refer to the filed Balance Sheets as of June 30, 2012 for the status of litigation against the following third party, as no material change has occurred since the filing of those Balance Sheets on October 12, 2012:

Fontainebleau Litigation

Refer to the filed Balance Sheets as of September 30, 2012 for the status of litigation against the following third parties, as no material change has occurred since the filing of those Balance Sheets on December 28, 2012:

LBHI v. JPMorgan Chase Bank, N.A.

Citigroup Litigation

Republic of Italy

Litigation action updated for this filing:

Turnberry Litigation

On February 27, 2009, Turnberry/Centra Sub, LLC, Turnberry/Centra Office Sub, LLC., Turnberry Retail Holding, L.P., Jacquelyn Soffer and Jeffrey Soffer (collectively, “Plaintiffs”) filed an adversary proceeding against LBHI and Lehman Brothers Bank, FSB (“LBB”; collectively referred to as “Lehman” or “Defendants”) in the Bankruptcy Court, based on Lehman’s alleged wrongdoing in connection with financing for the Town Square project in Las Vegas, Nevada. In the original complaint and amended complaint filed thereafter, Plaintiffs allege that Lehman committed breaches of contract and other wrongdoing, including engaging in fraud, by failing to honor draw requests under an interim financing agreement, dated July 25, 2007, between LBHI and the Soffers following LBHI’s chapter 11 filing and by failing to provide permanent financing for the Town Square project as promised. On November 17, 2011, Plaintiffs filed an amended complaint adding claims based on Lehman’s alleged misrepresentations concerning its financial condition. Defendants filed an answer and counterclaims to the original complaint, denying the claims and seeking recovery against the Soffers as the borrowers under the interim financing agreement under which the Soffers owe approximately $87.5 million. Defendants filed a motion to dismiss all but the breach of contract claim in the amended complaint on January 13, 2012.

At the status conference held on June 13, 2012, Plaintiffs agreed to dismiss their fraud-based claims that were subject to the motion to dismiss. At a subsequent status conference held on August 15, 2012, following unsuccessful efforts to settle the case, the Bankruptcy Court ruled from the bench and granted Lehman’s motion to dismiss all remaining claims subject to the motion and issued an order on August 30, 2012 confirming that ruling. The only remaining claim is one for breach of contract based on alleged failures to fund.

Lehman Brothers Holdings Inc. and Other Debtors and Debtor-Controlled Entities

Management’s Discussion & Analysis for the Quarter Ended December 31, 2012

On September 13, 2012, Plaintiffs filed a motion for reconsideration of the Bankruptcy Court’s dismissal of one of the claims (Count III for promissory estoppel), or, in the alternative for leave to amend that portion of the amended complaint. By order dated March 5, 2013, the Bankruptcy Court denied Plaintiffs’ motion for reconsideration but granted Plaintiffs leave to amend their claim for promissory estoppel.

LMA Avoidance Actions Litigation

On October 5, 2010, LCPI filed four substantially similar adversary proceedings in the Bankruptcy Court against the following defendants: (1) Bluebay Asset Management PLC et al.; (2) Adagio III CLO PLC and AXA Investment Managers Paris S.A.; (3) Confluent V Ltd. and AXA Investment Managers Paris S.A.; and (4) Matignon Derivatives Loans and AXA Investment Managers Paris S.A. On March 25, 2011, LCPI filed its fifth adversary proceeding against Sark Master Fund Ltd in the Bankruptcy Court. In the five adversary proceedings, LCPI is seeking to avoid certain loan elevations made during the ninety days prior to LCPI’s bankruptcy filing (October 5, 2008) and immediately after LCPI’s bankruptcy filing – as either preferential, or invalid post-petition transfers under sections 547 and 549 of the Bankruptcy Code, respectively. On September 15, 2011, the Bankruptcy Court granted the Creditors Committee authorization to assume the prosecution of the adversary proceedings on behalf of LCPI. The five adversary proceedings are currently subject to a litigation stay, which expires on July 20, 2013.

Litigation action commencing in the fourth quarter 2012:

Marubeni Litigation

On December 17, 2012, LBHI filed a complaint in New York State Supreme Court (New York County) against a group of insurers including, among others, Aspen Insurance UK Limited, National Union Fire Insurance Company of Pittsburgh, Vigilant Insurance Company, St. Paul Mercury Insurance Company, Indian Harbor Insurance Company, Continental Casualty Company, Ace American Insurance Company and various Lloyd’s Underwriter Syndicates (collectively, the “Insurers”) captioned Lehman Brothers Holdings, Inc. v. Aspen Insurance UK Limited et al (Index No.: 654396/2012). The Complaint relates to losses suffered by a subsidiary of LBHI in connection with certain contracts entered into in October and November 2007 with Marubeni Corporation. The Complaint alleges, among other things, that the LBHI subsidiary relied on forged documents in entering into the contracts and the resultant losses are covered under a Comprehensive Crime Insurance Policy and related excess policies (the “Policies”) issued by Insurers to LBHI. The Complaint seeks, among other relief; a declaration that Insurers are obligated to pay LBHI the full benefits owed it under the Policies, which have a combined limit of $175 million, subject to a $10 million deductible.

Lehman Brothers Holdings Inc. and Other Debtors and Debtor-Controlled Entities

Management’s Discussion & Analysis for the Quarter Ended December 31, 2012

7.	COSTS AND EXPENSES- Section 15.6(b)(ii)(F)

The Company reports material costs and expenses on a cash basis in the monthly Post-Effective Operating Reports. Many of the engaged professionals send invoices to the Company two or more months after the dates for which the services are rendered. The cash disbursements for the Company’s material costs and expenses paid through the December 31, 2012 are shown below.

Total 2012 cash disbursements for costs and expenses were $845 million, which represents a variance of $131 million versus the estimates included in the 2012+ CFE, driven by:

(i)	A $58 million variance in Incentive and Substantial Contribution Fees, which were estimated and disclosed in the Notes to the 2012+ CFE but specifically excluded from the 2012+ CFE Cash Flow Summary;

(ii)	A $48 million variance in Compensation and Benefits, which was driven almost entirely by the acceleration of certain bonus payments from January 2013 to December 2012; and

(iii)	An $18 million variance in Professional Fees, due primarily to increased litigation costs.

($ millions)	Actual		2012+ CFE
	QTR Ended	YTD	2012 Full
	December 2012	December 2012	Year Estimate
Professional Fees (1)	$111	$309	$291
Incentive and Substantial Contribution Fees (1)	115	115	57
Compensation and Benefits	81	294	246
Outsourced Services & IT Activities	16	83	84
Other Operating Disbursements	10	44	36

Total Costs & Expenses	$334	$845	$714

Notes:

1.	For additional information, please refer to the Monthly Schedule of Professional Fees filed with the Bankruptcy Court.

Lehman Brothers Holdings Inc. and Other Debtors and Debtor-Controlled Entities

Management’s Discussion & Analysis for the Quarter Ended December 31, 2012

APPENDIX A             GLOSSARY OF TERMS

TERM	DEFINITION
2012+ Cash Flow Estimates, also “2012+ CFE”	The Company’s updated outlook of estimated receipts and disbursements in a report filed on July 25, 2012 (Docket 29641)
Archstone	Archstone Enterprise LP – n/k/a Jupiter Enterprise LP
Bankruptcy Court	The United States Bankruptcy Court for the Southern District of New York
CDA	Collateral Disposition Agreement with JPMorgan
Company

Lehman Brothers Holdings Inc. and entities that are directly or indirectly controlled by LBHI as Plan Administrator, including its management and board of directors; excludes, among others, those entities that are under separate administrations in the United States or abroad

Debtors	LBHI and certain of its direct and indirect subsidiaries that filed for protection under Chapter 11 of the Bankruptcy Code
Disclosure Statement	The Disclosure Statement for the Third Amended Joint Chapter 11 Plan, filed August 31, 2011
LBCC	Lehman Brothers Commercial Corp.
LBDP	Lehman Brothers Derivatives Products Inc.
LBF	Lehman Brothers Finance S.A.
LBHI	Lehman Brothers Holdings Inc.
LBI	Lehman Brothers Inc.
LBIE	Lehman Brothers International (Europe)
LCPI	Lehman Commercial Paper Inc.
Non-Controlled Affiliates	Entities being managed by another Administrator
MD&A	Management’s Discussion & Analysis
Plan	The Third Amended Joint Chapter 11 Plan, filed August 31, 2011 and confirmed December 6, 2011

LEHMAN BROTHERS HOLDINGS INC. and Other Debtors and Debtor-Controlled Entities

Financial Instruments Summary and Activity (1)

October 1, 2012 - December 31, 2012

(Unaudited)	As of December 31, 2012					(Activity 10/01/12 - 12/31/12)

$ in millions	Encumbered (2)	Unencumbered		As Reported September 30, 2012 Total		Transfers and Reclassifications	Fair Value / Recovery Value Change (4)	Cash (3)
			Total		Change			(Receipts)	Disbursements
Commercial Real Estate (CRE)
Debtors:
Lehman Brothers Holdings Inc.	$-	$319	$319	$310	$9	$-	$44	$(32)	$0
Lehman Commercial Paper Inc.	1,775	1,391	3,166	3,124	42	-	187	(152)	7
PAMI Statler Arms LLC	-	-	-	0	(0)	-	0	(0)	-
Lux Residential Properties Loan Finance S.a.r.l	-	675	675	619	56	-	56	-	-
LB Rose Ranch LLC	-	-	-	4	(4)	-	(4)	-	-

Subtotal Debtors	1,775	2,386	4,161	4,057	104	-	284	(185)	7
Debtor-Controlled	-	5,563	5,563	5,152	411	-	458	(86)	39

Total Commercial Real Estate	1,775	7,948	9,724	9,210	514	-	741	(271)	46

Loans and Residential Real Estate (Loans and RESI)
Debtors:
Lehman Brothers Holdings Inc.	64	134	198	274	(76)	(0)	(26)	(53)	4
Lehman Brothers Special Financing Inc.	-	10	10	11	(1)	-	(1)	-	-
Lehman Commercial Paper Inc.	-	927	927	1,241	(314)	(1)	20	(361)	28

Subtotal Debtors	64	1,071	1,134	1,526	(392)	(2)	(7)	(414)	32
Debtor-Controlled	1	303	304	344	(40)	2	4	(46)	0

Total Loans and Residential Real Estate	64	1,374	1,438	1,870	(432)	-	(4)	(460)	32

Private Equity / Principal Investments (PEPI)
Debtors:
Lehman Brothers Holdings Inc.	-	249	249	399	(150)	-	4	(154)	0
Lehman Commercial Paper Inc.	-	446	446	470	(24)	-	(2)	(22)	-

Subtotal Debtors	-	695	695	869	(174)	-	2	(175)	0
Debtor-Controlled	275	2,466	2,741	3,199	(458)	10	296	(767)	3

Total Private Equity / Principal Investments	275	3,161	3,436	4,067	(632)	10	298	(942)	3

Derivative Receivables and Related Assets (Derivatives)
Debtors:
Lehman Brothers Special Financing Inc.	6	1,914	1,919	1,963	(44)	-	362	(406)	-
Lehman Brothers Commodity Services Inc.	-	15	15	17	(2)	-	(0)	(2)	-
Lehman Brothers OTC Derivatives Inc.	-	96	96	104	(8)	-	(1)	(7)	-
Lehman Brothers Commercial Corp.	-	211	211	15	196	-	204	(9)	-
Other Debtors	-	70	70	71	(1)	-	42	(43)	-
Subtotal Debtors	6	2,305	2,311	2,170	141	-	608	(467)	-

Debtor-Controlled	-	23	23	37	(14)	-	(4)	(9)	-

Total Derivative Receivables and Related Assets	6	2,329	2,335	2,207	128	-	603	(476)	-

Totals	$2,120	$14,812	$16,932	$17,355	$(422)	$10	$1,639	$(2,149)	$81

Notes:

All values that are exactly zero are shown as “–”. Values between zero and $500,000 appear as “0”. Refer to the accompanying Notes to the Balance Sheets for further discussion.

(1)	This schedule reflects inventory activity between the September 30, 2012 and December 31, 2012 Balance Sheets.

(2)	Encumbered assets include: (i) LCPI assets for $1,775 million encumbered to SASCO; (ii) Intercompany-Only Repurchase transactions for $64 million and Other for $275 million, all encumbered to LCPI; (iii) Real estate owned (“REO”) assets for $1 million encumbered to LBHI; and (iv) $6 million encumbered to collateralized lenders.

(3)	Cash receipts include $34 million in PEPI and $26 million in Loans related to unsettled sales that are recorded in “Receivables from Controlled Affiliates and other assets”. Cash receipts and disbursements in Derivatives include collections on open and terminated trades, net of purchases of SPV notes and hedging activities. (Amounts may differ from previously filed Schedule of Cash Receipts and Disbursements mainly due to unsettled transactions and timing and classification differences.)

(4)	Amounts reflected in the “Fair Value / Recovery Value Change” column represent adjustments for the Company’s judgment as to fair value/recovery value and include the changes in valuation on assets encumbered to another legal entity which has the economic interest.

LEHMAN BROTHERS HOLDINGS INC. and Other Debtors and Debtor-Controlled Entities

Commercial Real Estate - by Product Type

As of December 31, 2012

(Unaudited)

$ in millions	Lehman Brothers Holdings Inc.	Lehman Commercial Paper Inc.	Other Debtor Entities	Total Debtor Entities	SASCO 2008 C-2 LLC	Property Asset Management Inc.	PAMI Holdings LLC	Other Debtor- Controlled Entities (4)	Total LBHI Controlled Entities	Cost and Unpaid Principal Balances(5)

Commercial Real Estate
North America
Whole loans
Senior	$72	$152	$-	$224	$89	$3	$7	$23	$345	$ 730
B-notes/Mezzanine	76	333	-	409	-	-	-	2	412	723
Equity	63	552	675	1,290	1,561	454	201	3,616	7,122	9,927
Real Estate Owned	1	137	-	139	401	266	289	215	1,310	3,816
Other	21	11	-	32	5	8	-	13	57	152

Subtotal	233	1,185	675	2,093	2,055	731	497	3,869	9,245	15,348
Europe
Whole loans
Senior	-	14	-	14	-	-	-	-	14	45
B-notes/Mezzanine	74	152	-	225	-	-	-	-	225	363
Equity	-	40	-	40	-	-	-	166	206	527
Other	12	-	-	12	-	-	-	-	12	2

Subtotal	86	206	-	292	-	-	-	166	458	937
Asia
Whole loans
Senior	-	-	-	-	-	-	-	12	12	52
Equity	-	-	-	-	-	-	-	8	8	25
Other	-	-	-	-	-	-	-	0	0	5

Subtotal	-	-	-	-	-	-	-	20	20	82

Securitization Instruments(2)	0	0	-	1	-	-	-		1	1

Total Commercial Real Estate (1)	$319	$1,391	$675	$2,386	$2,055	$731	$497	$4,056	$9,724	$16,368

Assets held for the benefit of: (3)
SASCO	-	1,775	-	1,775	(1,775)	-	-	-	-

	$-	$1,775	$-	$1,775	$(1,775)	$-	$-	$-	$-

Total per Balance Sheets	$319	$3,166	$675	$4,161	$279	$731	$497	$4,056	$9,724	$16,368

Notes:

(1)

The amounts included in Total Commercial Real Estate reflect by legal entity the unencumbered assets held by that entity and the economic interests in the assets held by another legal entity. Refer to the accompanying Notes to the Balance Sheets for further discussion on valuation and additional disclosures.

(2)

These financial instruments include Mezzanine Notes and retained equity interests that were issued by the Verano securitization structure. Refer to the Notes to the Balance Sheets for further discussion.

(3)	“Assets held for the benefit of” represents a reconciliation of the assets encumbered from one legal entity to another legal entity that holds the economic interest.

(4)	Primarily includes the Archstone acquisition entities.

(5)

Cost information primarily includes: (i) for whole loans and corporate loans, the remaining outstanding principal balance; (ii) for equity, the total acquisition amount net of distributions deemed return of capital; (iii) for REO, the cost/unpaid principal balance as determined in (i) or (ii) as of the date of ownership of the property plus or minus principal balance changes subsequent to ownership. There are 46 portfolio investments recorded at zero fair value with a cost/ unpaid principal balance of approximately $604 million that are not included in the schedule above.

LEHMAN BROTHERS HOLDINGS INC. and Other Debtors and Debtor-Controlled Entities

Commercial Real Estate - By Property Type And Region(1)

As of December 31, 2012

(Unaudited)

$ in millions	North America	Europe	Asia	Total	Cost and Unpaid Principal Balances(2)
Commercial Real Estate
Senior Whole Loans
Office/Industrial	$113	$-	$-	$113	$155
Hotel	48	-	-	48	56
Multi-family	-	-	-	-	-
Retail	-	8	12	20	68
Condominium	41	6	-	46	199
Land/Other	143	-	-	143	348

Total Senior Whole Loans by Type	345	14	12	371	826

B-Note/Mezz Whole Loans
Office/Industrial	383	126	-	509	831
Hotel	1	97	-	98	130
Multi-family	7	2	-	9	11
Retail	6	-	-	6	18
Condominium	11	-	-	11	92
Land/Other	4	-	-	4	4

Total B-Notes/Mezz Whole Loans by Type	412	225	-	637	1,087

Equity
Office/Industrial	348	114	-	462	1,331
Hotel	63	57	5	125	255
Multi-family	6,514	-	-	6,514	8,329
Retail	2	-	2	4	4
Mixed-use	-	35	-	35	64
Condominium	16	-	-	16	61
Land/Other	178	-	-	178	436

Total Equity by Type	7,122	206	7	7,335	10,479

Real Estate Owned
Office/Industrial	321	-	-	321	577
Hotel	358	-	-	358	500
Multi-family	124	-	-	124	145
Condominium	38	-	-	38	229
Land/Other	469	-	-	469	2,365

Total Real Estate Owned by Type	1,310	-	-	1,310	3,816

Other	57	12	0	70	159

Securitization Instruments	1	-	-	1	1

Total Commercial Real Estate	$9,247	$458	$19	$9,724	$16,368

Notes:

(1)	This schedule reflects encumbered and unencumbered assets that are included on the Balance Sheets. Refer to the accompanying Notes to the Balance Sheets for further discussion on valuation and additional disclosures.

(2)	Cost information primarily includes: (i) for whole loans and corporate loans, the remaining outstanding principal balance; (ii) for equity, the total acquisition amount net of distributions deemed return of capital; (iii) for REO, the cost/unpaid principle balance as determined in (i) or (ii) as of the date of ownership of the property plus or minus principal balance changes subsequent to ownership. There are 46 portfolio investments recorded at zero fair value with a cost/ unpaid principal balance of approximately $604 million that are not included in the schedule above.

LEHMAN BROTHERS HOLDINGS INC. and Other Debtors and Debtor-Controlled Entities

Loan Portfolio by Maturity Date and Residential Real Estate(1)

As of December 31, 2012

(Unaudited)

$ in millions

	Debtor Entities
Maturity Date by Year	Lehman Brothers Holdings Inc.	Lehman Brothers Special Financing Inc.	Lehman Commercial Paper Inc.	Debtor - Controlled Entities	Total LBHI- Controlled Entities

	Notional (2)

2013	$-	$-	$34	$-	$34
2014	-	-	90	113	203
2015	7	-	578	140	725
2016 and over	21	-	406	3	430

Subtotal Loans	28	-	1,108	256	1,392

Securitization Instruments (4)	89	-	103	-	192

Residential Real Estate (5)	213	-	298	170	681

Total Loans and Real Estate	$330	$-	$1,509	$426	$2,265

	Fair Value (3)

2013	$-	$-	$26	$-	$26
2014	-	-	84	111	195
2015	7	-	434	124	565
2016 and over	13	-	242	3	258

Subtotal Loans	19	-	787	237	1,043

Equity positions - Loans	-	10	41	1	52

Securitization Instruments (4)	89	-	23	-	112

Residential Real Estate (6)	90	-	76	66	232

Total Loans and Real Estate	$198	$10	$927	$304	$1,438

Notes:

(1)	This schedule reflects loans and residential real estate assets that are included on the Balance Sheets. Refer to the accompanying Notes to the Balance Sheets for further discussion on valuation and additional disclosures.

(2)	Represents the remaining outstanding principal balance on only loans by stated maturity dates.

(3)	Fair value balances as of December 31, 2012 include discount amounts on unfunded commitments.

(4)	These financial instruments include Mezzanine Notes and retained equity interests that were issued by the Verano securitization structure.

(5)	Cost information primarily represents: (i) for whole loans and warehouse lines (FV $126 million / Cost $461 million), the remaining outstanding principal balance; (ii) for REO (FV $13 million / Cost $36 million), the unpaid principal balance as determined in the loan as of the date of ownership of the property plus or minus principal balance changes subsequent to ownership; (iii) for mortgage backed securities (“MBS”) (FV $72 million / Cost $185 million), the initial Class Principal amount, Current Face or $100. MBS consists of Excess Spread, Residual, Interest-Only and Subordinated tranches. Cost information for MBS with a fair market value < $100, legal claims and mortgage servicing rights are not included.

(6)	LBHI inventory balance includes approximately $64 million of Intercompany-Only Repurchase transactions assets that are encumbered to LCPI. Debtor-Controlled Entities inventory balance includes $1 million of REO assets that are encumbered to LBHI.

LEHMAN BROTHERS HOLDINGS INC. and Other Debtors and Debtor-Controlled Entities

Private Equity / Principal Investments by Legal Entity and Product Type

As of December 31, 2012

(Unaudited)

$ in millions	Direct Investments(3)	GP/LP Investments(4)	Securitization Instruments (7)	Total (1)	Assets held for the benefit of LCPI (6)	Total per Balance Sheets
By Legal Entity
Debtors:
Lehman Brothers Holdings Inc.	$82	$131	$36	$249	$-	$249
Lehman Commercial Paper Inc.	417	-	304	721	(275)	446

Total Debtors	499	131	340	970	(275)	695

Debtor-Controlled:
LB I Group Inc. (2)	593	844	-	1,436	275	1,711
Other Debtor-Controlled	201	829	-	1,030	-	1,030

Total Debtor-Controlled	794	1,672	-	2,466	275	2,741

Total	$1,293	$1,803	$340	$3,436	$-	$3,436

By Product Type
Private Equity / Diversified Funds	$1,048	$996	$-	$2,044
Fixed Income	236	486	-	722
Real Estate Funds	-	234	-	234
Securitization Instruments	-	-	340	340
Other(5)	9	87	-	95

Total	$1,293	$1,803	$340	$3,436

Investments at cost(8)	$2,245	$2,440	$-	$4,685
Unpaid Principal Balances(9)	$365	$8	$670	$1,043

Notes:

(1)	The amounts include the unencumbered assets held by a legal entity and the economic interests in the assets held by another legal entity. Refer to the accompanying Notes to the Balance Sheets for further discussion on valuation and additional disclosures.

(2)	LB I Group Inc. (read LB “one” Group Inc.) is a major Debtor-Controlled entity. LB I Group Inc. is presented on a consolidated basis.

(3)	Direct Investments (Private Equity / Diversified Funds) includes the common equity interests in NBG.

(4)	Represents Limited Partner (“LP”) interests in investment funds and General Partner (“GP”) ownership interests in Fund Sponsors.

(5)	“Other” includes foreign and domestic publicly traded equities, mutual funds and other principal or private equity investments.

(6)	“Assets held for the benefit of LCPI” represents a reconciliation of the assets encumbered from LB I Group to LCPI.

(7)	The balance includes the Kingfisher Note of $293 million, the value of which is determined by underlying collateral and an estimated recovery of claims filed against Non-Controlled Affiliates.

(8)	Cost information primarily includes: (i) for direct equity investments and hedge funds, the total amount funded net of distributions deemed return of capital; (ii) for partnership interests with no redemptions, the original amount funded; (iii) for partnership interests with redemptions or distributions, the ratio of cost to fair value for the underlying portfolio assets applied to the Net Asset Value for the Company’s positions; (iv) value for assets that have been recorded at de minimis fair value amounts, and (v) for NBG, the restructured value of the common equity at April 30, 2009, reduced by NBG’s purchases of common equity and other receipts.

(9)	Represents the remaining outstanding principal balance on corporate loans and excludes cost information relating to fixed income funds which are included in ‘Investments at cost’.

LEHMAN BROTHERS HOLDINGS INC. and Other Debtors

Derivatives Assets and Liabilities(1)

As of December 31, 2012

(Unaudited)

$ in millions	Lehman Brothers Special Financing Inc.	Lehman Brothers Commodity Services Inc.	Lehman Brothers OTC Derivatives Inc.	Lehman Brothers Commercial Corporation	Lehman Commercial Paper Inc.	Lehman Brothers Financial Products Inc.	Lehman Brothers Derivative Products Inc.	Merit LLC	Total Debtors

Assets - Receivables, Net

Open ($)	$246	$-	$0	$-	$-	$-	$-	$-	$246
Terminated / Matured ($)	1,275	15	5	211	-	10	-	-	1,515

Total	1,521	15	5	211	-	10	-	-	1,762
Other Derivative Related Assets (2)	398	-	91	-	-	-	-	60	549

Total Derivatives and Related Assets	$1,919	$15	$96	$211	$-	$10	$-	$60	$2,311

# of Counterparty contracts
Open	148	-	3	-	-	-	-	-	151
Termed / Matured	294	20	7	50	2	31	4	-	408

Total	442	20	10	50	2	31	4	-	559

SPV Receivables (5)	$1,141	$-	$-	$-	$-	$9	$-	$-	$1,149

Liabilities - Payables

Agreed (3)	$(17,838)	$(1,283)	$(482)	$(334)	$(39)	$(57)	$(62)	$-	$(20,096)
Pending Resolution (4)	(5,803)	(124)	(16)	(94)	(30)	(0)	(17)		(6,085)

Total	$(23,642)	$(1,407)	$(498)	$(428)	$(69)	$(58)	$(79)	$-	$(26,182)

# of Counterparty contracts	1,759	189	90	135	2	10	40	-	2,225

Notes:
(1)	Refer to the accompanying Notes to the Balance Sheets for further discussion regarding derivative amounts recorded.

(2)	Amounts primarily include notes in various corporations and special purpose vehicles, deposits with various brokers for futures and OTC hedges, equity positions, shares of hedge funds, and notes issued by a Debtor and a Non-Controlled Affiliate.

(3)	Agreed is defined as: (i) claims that are recorded at values agreed upon with counterparties and classified as allowed in the claims register as reported by Epiq Bankruptcy Solutions (“Epiq”) as of December 31, 2012; and (ii) claims that are recorded at values agreed to by the Company, but not classified as allowed in the claims register by Epiq as of December 31, 2012.

(4)	Pending Resolution are recorded at expected claim amounts estimated by the Company.

(5)	Represents the portion of derivatives receivables resulting from transactions with counterparties deemed as special purpose vehicles including receivables from entities that structurally subordinate the rights of the Debtor.

LEHMAN BROTHERS HOLDINGS INC. and Other Debtors and Debtor-Controlled Entities

Unfunded Lending and Private Equity / Principal Investments Commitments (1)

As of February 28, 2013

(Unaudited)

	Debtor Entities
$ in millions	Lehman Brothers Holdings Inc.	Lehman Commercial Paper Inc.	Total Debtor Entities	Debtor- Controlled Entities	Total LBHI Controlled Entities
Real Estate
Commercial	$9	$66	$75	$6	$81

Loans	-	44	44	-	44

Private Equity / Principal Investments
Private Equity Platform	-	-	-	270	270
Direct Investments	-	39	39	1	40
GP / LP Investments	11	-	11	96	106

Total	11	39	50	366	415

Total	$20	$149	$168	$372	$540

Notes:

(1)

The schedule includes fully and partially unfunded commitments as of February 28, 2013, under corporate loan agreements and real estate and private equity partnerships made by the Company prior to the Chapter 11 cases.